  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1997


                                                               FILE NO. 33-62193
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ___________

                                    FORM S-1


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      POST-EFFECTIVE AMENDMENT NO. 2  [x]


                                  ___________

                       GLENBROOK LIFE AND ANNUITY COMPANY

             (Exact Name of Registrant as specified in its charter)


           ILLINOIS                             6311                       35-1113325
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)       Classification Code Number)     Identification Number)

                               3100 Sanders Road
                           Northbrook, Illinois 60062
                    (Address of Principal Executive Office)

                               MICHAEL J. VELOTTA
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                       GLENBROOK LIFE AND ANNUITY COMPANY
                               3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
                (Name and Complete Address of Agent for Service)

                                  ___________

                                   COPIES TO:


        STEPHEN ROTH, ESQUIRE                    JOHN R. HEDRICK, ESQUIRE
  SUTHERLAND, ASBILL & BRENNAN, L.L.P.    ALLSTATE LIFE FINANCIAL SERVICES, INC.
     1275 PENNSYLVANIA AVENUE                      3100 SANDERS ROAD
       WASHINGTON, D.C. 20004                    NORTHBROOK, IL 60062


                                  ___________




 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE CHART

================================================================================

        TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE         AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED            BE REGISTERED          PER SHARE         OFFERING PRICE      REGISTRATION FEE
---------------------------------------     -------------        --------------      --------------      ----------------
Deferred Annuity Contracts and
Participating Interests therein   . . .            *                    *                   *                    *



                                  ___________


       * A maximum aggregate offering price of $50,000,000 was previously registered. No additional amount of securities is being registered by this post effective amendment to the registration statement.

================================================================================

             GLENBROOK LIFE AND ANNUITY COMPANY SEPARATE ACCOUNT A
                                   OFFERED BY
                       GLENBROOK LIFE AND ANNUITY COMPANY
                             POST OFFICE BOX 94039
                         PALATINE, ILLINOIS 60094-4039
                                1-(800)776-6978
            INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE
                               ANNUITY CONTRACTS

PROSPECTUS

MAY 1, 1997



                         ------------------------------


     This prospectus describes the AIM Lifetime Plus(SM) Variable Annuity, a Flexible Premium Deferred Variable Annuity Contract ("Contract") designed to aid you in long-term financial planning and which can be used for retirement planning. The Contracts are issued by Glenbrook Life and Annuity Company ("Company"), a wholly owned subsidiary of Allstate Life Insurance Company. Purchase payments for the Contracts will be allocated to a series of Variable Sub-accounts of the Glenbrook Life and Annuity Company Separate Account A ("Variable Account") and/or to a Fixed Account option(s) funded through the Company's general account.

     The Contracts are issued as individual Contracts or as group Contracts. In states where the Contracts are available only as group Contracts, a certificate is issued that summarizes the provisions of the group Contract. For convenience, this prospectus refers to both Contracts and certificates as "Contracts."

     The Variable Sub-accounts invest in shares of AIM Variable Insurance Funds, Inc. (the "Fund Series"). Nine Funds are currently available for investment within the Variable Account: (1) AIM V.I. Capital Appreciation Fund; (2) AIM V.I. Diversified Income Fund; (3) AIM V.I. Global Utilities Fund; (4) AIM V.I. Government Securities Fund; (5) AIM V.I. Growth Fund; (6) AIM V.I. Growth and Income Fund; (7) AIM V.I. International Equity Fund; (8) AIM V.I. Money Market Fund; and (9) AIM V.I. Value Fund.

     This prospectus presents information you should know before making a decision to invest in the Contract and the available Investment Alternatives.

     The Contract Value will vary daily as a function of the investment performance of the Sub-accounts of our Variable Account and any interest credited to the Fixed Account. The Company does not guarantee any minimum Contract Value for amounts allocated to the Variable Account. Benefits provided by this Contract, when based on the Fixed Account, are subject to a Market Value Adjustment, the operation of which may result in upward or downward adjustments in withdrawal benefits, death benefits, settlement values, transfers to other Sub-accounts, or periodic income payments.

     THE CONTRACTS MAY BE DISTRIBUTED THROUGH BROKER-DEALERS WHICH HAVE RELATIONSHIPS WITH BANKS OR OTHER FINANCIAL INSTITUTIONS OR BY EMPLOYEES OF SUCH BANKS; HOWEVER, THE CONTRACTS AND THE INVESTMENTS IN THE FUNDS ARE NOT DEPOSITS, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY ANY BANK, AND THE FUNDS' SHARES ARE NOT FEDERALLY INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. INVESTMENT IN THE CONTRACTS INVOLVES INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.


     The Company has prepared and filed a Statement of Additional Information dated May 1, 1997 with the U.S. Securities and Exchange Commission. If you wish to receive the Statement of Additional Information, you may obtain a free copy by calling or writing the Company at the address above. For your convenience, an order form for the Statement of Additional Information may be found on page B-2 of this prospectus. Before ordering, you may wish to review the Table of Contents of the Statement of Additional Information on page B-1 of this prospectus. The Statement of Additional Information has been incorporated by reference into this prospectus.


     THIS PROSPECTUS IS VALID ONLY WHEN ACCOMPANIED OR PRECEDED BY A CURRENT PROSPECTUS FOR AIM VARIABLE INSURANCE FUNDS, INC.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     PLEASE READ THIS PROSPECTUS CAREFULLY AND RETAIN IT FOR FUTURE REFERENCE

                  The Contract is not available in all states.


     At least once each Contract year, the Company will send the Owner an annual statement that contains certain information pertinent to the individual Owner's Contract. The annual statement details values and specific Contract data that applies to each particular Contract. The annual statement does not contain financial statements of the Company, although the Company's Financial Statements are on page F-1 of this Prospectus. Our Company files annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov.).


     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
GLOSSARY.................................    3
HIGHLIGHTS...............................    4
SUMMARY OF VARIABLE ACCOUNT EXPENSES.....    5
CONDENSED FINANCIAL INFORMATION..........    7
YIELD AND TOTAL RETURN DISCLOSURE........    7
FINANCIAL STATEMENTS.....................    8
GLENBROOK LIFE AND ANNUITY COMPANY AND
 THE VARIABLE ACCOUNT....................    8
  Glenbrook Life and Annuity Company.....    8
  The Variable Account...................    8
THE FUND SERIES..........................    9
  AIM Variable Insurance Funds, Inc......    9
  Investment Advisor for the Funds.......    9
FIXED ACCOUNT............................   10
  Example of Interest Crediting During
   the Guarantee Period..................   10
  Withdrawals or Transfers...............   11
  Market Value Adjustment................   11
PURCHASE OF THE CONTRACTS................   12
  Purchase Payment Limits................   12
  Free-Look Period.......................   12
  Crediting of Initial Purchase
     Payment.............................   12
  Allocation of Purchase Payments........   12
  Accumulation Units.....................   12
  Accumulation Unit Value................   12
  Transfers Among Investment
     Alternatives........................   12
  Dollar Cost Averaging..................   13
  Automatic Fund Rebalancing.............   13
BENEFITS UNDER THE CONTRACT..............   13
  Withdrawals............................   13
  Income Payments........................   14
     Payout Start Date for Income
       Payments..........................   14
     Variable Account Income Payments....   14
     Fixed Amount Income Payments........   14
     Income Plans........................   14
DEATH BENEFITS...........................   15
  Distribution Upon Death Payment
     Provisions..........................   15
  Death Benefit Amount...................   15
CHARGES AND OTHER DEDUCTIONS.............   16
  Deductions from Purchase Payments......   16
  Withdrawal Charge (Contingent Deferred
   Sales Charge).........................   16
  Contract Maintenance Charge............   17
  Administrative Expense Charge..........   17
  Mortality and Expense Risk Charge......   17
  Taxes..................................   17
  Transfer Charges.......................   17
  Fund Expenses..........................   17



                                           PAGE
                                           ----
GENERAL MATTERS..........................   18
  Owner..................................   18
  Beneficiary............................   18
  Assignments............................   18
  Delay of Payments......................   18
  Modification...........................   18
  Customer Inquiries.....................   18
FEDERAL TAX MATTERS......................   18
  Introduction...........................   18
  Taxation of Annuities in General.......   19
     Tax Deferral........................   19
     Non-Natural Owners..................   19
     Diversification Requirements........   19
     Ownership Treatment.................   19
     Delayed Maturity Dates..............   19
     Taxation of Partial and Full
       Withdrawals.......................   19
     Taxation of Annuity Payments........   20
     Taxation of Annuity Death
       Benefits..........................   20
     Penalty Tax on Premature
       Distributions.....................   20
     Aggregation of Annuity Contracts....   20
     Possible Changes in Taxation........   20
     Tax Qualified Contracts.............   20
     Restrictions Under Section 403(b)
       Plans.............................   20
     Income Tax Withholding..............   21
DISTRIBUTION OF THE CONTRACTS............   21
VOTING RIGHTS............................   21
SELECTED FINANCIAL DATA..................   21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS..............................   22
  Results of Operations..................   22
  Financial Position.....................   22
  Liquidity and Capital Resources........   23
  Pending Accounting Standard............   23
COMPETITION..............................   23
EMPLOYEES................................   23
PROPERTIES...............................   24
STATE AND FEDERAL REGULATION.............   24
EXECUTIVE OFFICERS AND DIRECTORS OF THE
 COMPANY.................................   24
EXECUTIVE COMPENSATION...................   25
LEGAL PROCEEDINGS........................   26
EXPERTS..................................   26
LEGAL MATTERS............................   26
FINANCIAL STATEMENTS.....................  F-1
APPENDIX A -- Market Value Adjustment....  A-1
STATEMENT OF ADDITIONAL INFORMATION:
 TABLE OF CONTENTS.......................  B-1
ORDER FORM...............................  B-2

                                    GLOSSARY

ACCUMULATION UNIT: A measure of your ownership interest in a Sub-account of the Variable Account prior to the Payout Start Date. Analogous, though not identical, to a share owned in a mutual fund.

ACCUMULATION UNIT VALUE: The value of each Accumulation Unit which is calculated each Valuation Date. Each Sub-account of the Variable Account has its own distinct Accumulation Unit Value. Analogous, though not identical, to the share price (net asset value) of a mutual fund.

ANNUITANT(S): The person or persons whose life determines the latest Payout Start Date and the amount and duration of any income payments for Income Plan options other than Guaranteed Payments for a Specified Period. Joint annuitants are only permitted on or after the Payout Start Date.

BENEFICIARY(IES): The person(s) to whom any benefits are due when a death benefit is payable and there is no surviving Owner.

COMPANY: Glenbrook Life and Annuity Company.

CONTRACT: The Glenbrook Life and Annuity Company Flexible Premium Deferred Variable Annuity Contract, known as the "AIM Lifetime Plus(SM) Variable Annuity," that is described in this prospectus.

CONTRACT ANNIVERSARY: An anniversary of the date that the Contract was issued.

CONTRACT VALUE: The value of all amounts accumulated under the Contract prior to the Payout Start Date, equivalent to the Accumulation Units in each Sub-account of the Variable Account multiplied by the respective Accumulation Unit Value, plus the value in the Fixed Account.

CONTRACT YEAR: A period of 12 months starting with the issue date or any Contract Anniversary.

DEATH BENEFIT ANNIVERSARY: Every seventh Contract Anniversary beginning on the date that the Contract was issued. For example, the issue date, 7th and 14th Contract Anniversaries are the first three Death Benefit Anniversaries.

FIXED ACCOUNT: All of the assets of the Company that are not in separate accounts. Also known as the "Market Value Adjusted Account."

FIXED SUB-ACCOUNTS: These Sub-accounts are distinguished by Guarantee Period(s) and the dates the period(s) begin. The Fixed Sub-accounts are established when purchase payments are allocated to the Fixed Account; when previous Sub-accounts expire and a new Guarantee Period is selected; and when You transfer an amount to the Fixed Account.

GUARANTEE PERIOD: A period of years for which a specified effective annual interest rate is guaranteed by the Company.

INCOME PLAN: One of several ways in which a series of payments are made after the Payout Start Date. Income payments are based on the Contract Value adjusted by any applicable Market Value Adjustment and applicable taxes on the Payout Start Date. Income payment amounts may vary based on any Sub-account of the Variable Account and/or may be fixed for the duration of the Income Plan.

INVESTMENT ALTERNATIVES: The Sub-accounts of the Variable Account and the Fixed Account.

MARKET VALUE ADJUSTMENT: The Market Value Adjustment is the adjustment made to the money distributed from a Sub-account of the Fixed Account, prior to the end of the Guarantee Period, to reflect the impact of changes in interest rates between the time the Sub-account of the Fixed Account was established and the time of distribution.

NON-QUALIFIED CONTRACTS: Contracts other than Qualified Contracts.

OWNER(S)("YOU"): The person or persons designated as the Owner in the Contract.

PAYOUT START DATE: The date on which income payments begin.

QUALIFIED CONTRACTS: Contracts issued under plans that qualify for special federal income tax treatment under Sections 401(a), 403(a), 403(b) and 408 of the Internal Revenue Code.

VALUATION DATE: Each day that the New York Stock Exchange is open for business. The Valuation Date does not include such Federal and non-Federal holidays as are observed by the New York Stock Exchange.

VALUATION PERIOD: The period between successive Valuation Dates, commencing at the close of regular trading on the New York Stock Exchange (which is normally 4:00 pm Eastern Time) and ending as of the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Date.

VARIABLE ACCOUNT: Glenbrook Life and Annuity Company Separate Account A, a separate investment account established by the Company to receive and invest purchase payments paid under the Contracts.

VARIABLE SUB-ACCOUNT: A portion of the Variable Account invested in shares of a corresponding Fund. The investment performance of each Variable Sub-account is linked directly to the investment performance of its corresponding Fund.

                                   HIGHLIGHTS

THE CONTRACT

     This Contract is designed for long-term financial planning and retirement planning. Money can be allocated to any combination of Funds and/or the Fixed Account. You have access to your funds either through withdrawals of Contract Value or through periodic income payments. You bear the entire investment risk for Contract Values and income payments based upon the Variable Account, because values will vary depending on the investment performance of the Fund(s) you select. See "Accumulation Unit Value," page 12 and "Income Plans," page 14. You will also bear the investment risk of adverse changes in interest rates in the event amounts are prematurely withdrawn or transferred from Sub-accounts of the Fixed Account. See "Fixed Account," page 10.

FREE-LOOK

     You may cancel the Contract any time within 20 days after receipt of the Contract and receive a full refund of purchase payments allocated to the Fixed Account. Purchase payments allocated to the Variable Account will be returned after an adjustment to reflect investment gain or loss that occurred from the date of allocation through the date of cancellation, unless a refund of purchase payments is required by state or federal law. See "Free-Look Period," page 12.

HOW TO INVEST


     Your first purchase payment must be at least $5,000 (for Qualified Contracts, $2,000). Subsequent purchase payments must be at least $500. Purchase payments may also be made pursuant to an Automatic Addition Program. See "Purchase Payment Limits," page 12. At the time of your application, you will allocate your purchase payment among the Investment Alternatives. See "Allocation of Purchase Payment," page 12. All allocations must be in whole percents from 0% to 100% (total allocation equals 100%) or in whole dollars (total allocation equals entire dollar amount of purchase payment). Allocations may be changed by notifying the Company in writing. See "Allocation of Purchase Payments," page 12.


INVESTMENT ALTERNATIVES

     The Variable Account invests in shares of AIM Variable Insurance Funds, Inc. (the "Fund Series"). The Fund Series has a total of nine Funds available under the Contract. The Funds include: (1) AIM V.I. Capital Appreciation Fund;
(2) AIM V.I. Diversified Income Fund; (3) AIM V.I. Global Utilities Fund; (4) AIM V.I. Government Securities Fund; (5) AIM V.I. Growth Fund; (6) AIM V.I. Growth and Income Fund; (7) AIM V.I. International Equity Fund; (8) AIM V.I. Money Market Fund; and (9) AIM V.I. Value Fund. The assets of each Fund are held separately from the other Funds and each has distinct investment objectives and policies which are described in the accompanying prospectus for the Fund Series. In addition to the Variable Account, Owners can also allocate all or part of their purchase payments to the Fixed Account. See "Fixed Account," on page 10.

TRANSFERS AMONG INVESTMENT ALTERNATIVES

     Prior to the Payout Start Date, you may transfer amounts among the Investment Alternatives. The Company reserves the right to assess a $10 charge on each transfer in excess of twelve per Contract Year. The Company is presently waiving this charge. Transfers to the Fixed Account must be at least $500. Certain Fixed Account transfers may be restricted. See "Transfers Among Investment Alternatives," page 12. You may want to enroll in a Dollar Cost Averaging Program or an Automatic Fund Rebalancing Program. See "Dollar Cost Averaging," page 13, and "Automatic Fund Rebalancing," page 13.

CHARGES AND DEDUCTIONS

     The costs of the Contract include: a contract maintenance charge ($35 annually), a mortality and expense risk charge (deducted daily, equal on an annual basis to 1.35% of the Contract's daily net assets of the Variable Account), and an administrative expense charge (deducted daily, equal on an annual basis to .10% of the Contract's daily net assets of the Variable Account). The Company reserves the right to assess a transfer charge ($10 on each transfer in excess of twelve per Contract Year). Additional deductions may be made for certain taxes. See "Contract Maintenance Charge," page 17, "Mortality and Expense Risk Charge," page 17, "Administrative Expense Charge," page 17, "Transfer Charges," page 17, and "Taxes," page 17.

WITHDRAWALS

     You may withdraw all or part of the Contract Value before the earliest of the Payout Start Date, the death of any Owner or, if the Owner is not a natural person, the death of the Annuitant. Each Contract Year, no withdrawal charges or Market Value Adjustments will be applied to amounts withdrawn up to 10% of the amount of purchase payments. Amounts withdrawn in excess of the 10% may be subject to a withdrawal charge of 0% to 6% depending on how long purchase payments have been invested in the Contract. Amounts withdrawn from a Sub-account of the Fixed Account, in excess of the 10%, except during the 30 day period after the Guarantee Period expires, will be subject to a Market Value Adjustment. See "Withdrawals," page 13, "Withdrawals or Transfers," page 11, and "Taxation of Annuities in General," page 19.

DEATH BENEFIT

     The Company will pay a death benefit prior to the Payout Start Date on the death of any Owner or, if the Owner is not a natural person, the death of the Annuitant. See "Death Benefit Amount," page 15.

INCOME PAYMENTS

     You will receive periodic income payments beginning on the Payout Start Date. You may choose among several Income Plans to fit your needs. Income payments may be received for a specified period or for life (either single or joint life), with or without a guaranteed number of payments. You can select income payments that are fixed, variable or a combination of fixed and variable. See "Income Payments," page 14.

                      SUMMARY OF VARIABLE ACCOUNT EXPENSES

     The following table illustrates all expenses and fees that you will incur. The expenses and fees set forth in the table are based on charges under the Contracts and on the expenses of the Variable Account and the underlying Fund Series.

OWNER TRANSACTION EXPENSES (ALL SUB-ACCOUNTS)

Sales Load Imposed on Purchases (as a percentage of purchase payments).................................................  None
Contingent Deferred Sales Charge (as a percentage of
  purchase payments)........................................   *

                                                                                       APPLICABLE
 YEAR APPLICABLE SINCE                                                                 WITHDRAWAL
PREMIUM PAYMENT ACCEPTED                                                            CHARGE PERCENTAGE
------------------------                                                            -----------------
       1st Year....................................................................          6%
       2nd Year....................................................................          6%
       3rd Year....................................................................          5%
       4th Year....................................................................          5%
       5th Year....................................................................          4%
       6th Year....................................................................          4%
       7th Year....................................................................          3%
       Thereafter..................................................................          0%
Transfer Fee.......................................................................           **
Annual Contract Fee         .......................................................        $35***
Variable Account Annual Expenses (as a percentage of the Contract's average net assets in the Variable Account)
Mortality and Expense Risk Charge..................................................       1.35%
Administrative Expense Charge......................................................       0.10%
Total Variable Account Annual Expenses.............................................       1.45%

---------------

 * Each Contract Year up to 10% of the amount of purchase payments may be withdrawn without a contingent deferred sales charge or a Market Value Adjustment.


 ** No charges will be imposed on the first twelve transfers in any Contract
    Year. The Company reserves the right to assess a $10 charge for each transfer in excess of twelve in any Contract Year, excluding transfers due to dollar cost averaging and automatic fund rebalancing.



*** The annual Contract Fee will be waived if total purchase payments as of a Contract Anniversary, or upon a full withdrawal, are $50,000 or if the entire Contract value is allocated to the Fixed Account.

                                 FUND EXPENSES

                        (AS A PERCENTAGE OF FUND ASSETS)


                                                                                             TOTAL FUND
                                                                   MANAGEMENT     OTHER        ANNUAL
                            FUND                                      FEES       EXPENSES     EXPENSES
                            ----                                   ----------    --------    ----------
AIM V.I. Capital Appreciation Fund..........................          0.64%        0.09%        0.73%
AIM V.I. Growth and Income Fund.............................          0.65%        0.13%        0.78%
AIM V.I. Global Utilities Fund*.............................          0.65%        0.90%        1.55%
AIM V.I. Diversified Income Fund............................          0.60%        0.26%        0.86%
AIM V.I. Government Securities Fund.........................          0.50%        0.41%        0.91%
AIM V.I. Growth Fund........................................          0.65%        0.13%        0.78%
AIM V.I. International Equity Fund..........................          0.75%        0.21%        0.96%
AIM V.I. Value Fund.........................................          0.64%        0.09%        0.73%
AIM V.I. Money Market Fund..................................          0.40%        0.15%        0.55%


---------------

* Management fees have been restated to reflect current agreements.


EXAMPLE

     You (the Owner) would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return under the following circumstances:

     If you terminate your Contract or annuitize for a specified period of less than 120 months at the end of the applicable time period:


                            FUND                                1 YEAR    3 YEARS    5 YEARS    10 YEARS
                            ----                                ------    -------    -------    --------
AIM V.I. Capital Appreciation Fund..........................     $77       $116       $157        $259
AIM V.I. Growth and Income Fund.............................     $77       $117       $160        $264
AIM V.I. Global Utilities Fund..............................     $85       $141       $199        $341
AIM V.I. Diversified Income Fund............................     $78       $120       $164        $272
AIM V.I. Government Securities Fund.........................     $79       $121       $166        $277
AIM V.I. Growth Fund........................................     $77       $117       $160        $264
AIM V.I. International Equity Fund..........................     $79       $123       $169        $282
AIM V.I. Value Fund.........................................     $77       $116       $157        $259
AIM V.I. Money Market Fund..................................     $75       $110       $148        $240


     If you do not terminate your Contract or if you annuitize for a specified period of 120 months or more at the end of the applicable time period:


                            FUND                                1 YEAR    3 YEARS    5 YEARS    10 YEARS
                            ----                                ------    -------    -------    --------
AIM V.I. Capital Appreciation Fund..........................     $23        $71       $121        $259
AIM V.I. Growth and Income Fund.............................     $23        $72       $124        $264
AIM V.I. Global Utilities Fund..............................     $31        $96       $163        $341
AIM V.I. Diversified Income Fund............................     $24        $75       $128        $272
AIM V.I. Government Securities Fund.........................     $25        $76       $130        $277
AIM V.I. Growth Fund........................................     $23        $72       $124        $264
AIM V.I. International Equity Fund..........................     $25        $78       $133        $282
AIM V.I. Value Fund.........................................     $23        $71       $121        $259
AIM V.I. Money Market Fund..................................     $21        $65       $112        $240


     THE ABOVE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSE. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. The purpose of the example is to assist you in understanding the various costs and expenses that you will bear directly or indirectly. Premium taxes, which vary from 0 - 3.5% depending on the state where the Contract is sold, are not reflected in the example.

                        CONDENSED FINANCIAL INFORMATION

                      Accumulation Unit Values and Number
                     of Accumulation Units Outstanding for
                        Each Sub-Account since Inception


                                                               1995      1996
                                                              ------   ---------
AIM V.I. MONEY MARKET SUB-ACCOUNT
  Accumulation Unit Value, Beginning of Period..............  10.000      10.023
  Accumulation Unit Value, End of Period....................  10.023      10.369
  Number of Units Outstanding, End of Period................       0     894,947
AIM V.I. GOVERNMENT SECURITIES SUB-ACCOUNT
  Accumulation Unit Value, Beginning of Period..............  10.000      10.082
  Accumulation Unit Value, End of Period....................  10.082      10.164
  Number of Units Outstanding, End of Period................       0     263,768
AIM V.I. DIVERSIFIED INCOME SUB-ACCOUNT
  Accumulation Unit Value, Beginning of Period..............  10.000      10.068
  Accumulation Unit Value, End of Period....................  10.068      10.934
  Number of Units Outstanding, End of Period................       0     747,505
AIM V.I. GLOBAL UTILITIES SUB-ACCOUNT
  Accumulation Unit Value, Beginning of Period..............  10.000      10.209
  Accumulation Unit Value, End of Period....................  10.209      11.276
  Number of Units Outstanding, End of Period................       0     163,534
AIM V.I. GROWTH AND INCOME SUB-ACCOUNT
  Accumulation Unit Value, Beginning of Period..............  10.000       9.897
  Accumulation Unit Value, End of Period....................   9.897      11.699
  Number of Units Outstanding, End of Period................     103   2,425,462
AIM V.I. VALUE SUB-ACCOUNT
  Accumulation Unit Value, Beginning of Period..............  10.000       9.783
  Accumulation Unit Value, End of Period....................   9.783      11.090
  Number of Units Outstanding, End of Period................     966   3,528,353
AIM V.I. INTERNATIONAL EQUITY SUB-ACCOUNT
  Accumulation Unit Value, Beginning of Period..............  10.000      10.103
  Accumulation Unit Value, End of Period....................  10.103      11.953
  Number of Units Outstanding, End of Period................     936   1,969,297
AIM V.I. GROWTH SUB-ACCOUNT
  Accumulation Unit Value, Beginning of Period..............  10.000       9.852
  Accumulation Unit Value, End of Period....................   9.852      11.466
  Number of Units Outstanding, End of Period................     104   2,070,239
AIM V.I. CAPITAL APPRECIATION SUB-ACCOUNT
  Accumulation Unit Value, Beginning of Period..............  10.000       9.827
  Accumulation Unit Value, End of Period....................   9.827      11.387
  Number of Units Outstanding, End of Period................     996   4,471,775


     All Sub-Accounts commenced operations on December 4, 1995. The Accumulation Unit Values in this table reflect a Mortality and Expense Risk Charge of 1.35% and an Administrative Expense Charge of 0.10%.

                       YIELD AND TOTAL RETURN DISCLOSURE

     From time to time the Variable Account may advertise the yield and total return investment performance of one or more Sub-accounts. Yield and standardized total return advertisements include all charges and expenses attributable to the Contracts. Including these fees has the effect of decreasing the advertised performance of a Sub-account, so that a Sub-account's investment performance will not be directly comparable to that of an ordinary mutual fund.

     When a Sub-account advertises its standardized total return it will usually be calculated for one year, five years, and ten years or since inception if the Sub-account has not been in existence for such periods. Total return is measured by comparing the value of an investment in the Sub-account at the end of the relevant period to the value of the investment at the beginning of the period.

     In addition to the standardized total return, the Sub-account may advertise a non-standardized total return. This figure will usually be calculated for one year, five years, and ten years or other periods. Non-standardized total return is measured in the same manner as the standardized total return described above, except that the withdrawal charges under the Contract are not deducted. Therefore, a non-standardized total return for a Sub-account can be higher than a standardized total return for a Sub-account.

     Certain Sub-accounts may advertise yield in addition to total return. Except in the case of the AIM V.I. Money Market Sub-account, the yield will be computed in the following manner: the net investment income per unit earned during a recent one month period is divided by the unit value on the last day of the period, and then annualized. This figure reflects the recurring charges at the separate account level.

     The AIM V.I. Money Market Sub-account may advertise, in addition to the total return, either yield or the effective yield. The yield in this case refers to the income generated by an investment in that Sub-account over a seven-day period net of recurring charges at the separate account level. The income is then annualized (i.e., the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment). The effective yield is calculated similarly but when annualized, the income earned by an investment in the AIM V.I. Money Market Sub-account is assumed to be reinvested at the end of each seven-day period. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment during a 52-week period.

     The Variable Account may also disclose yield, standard total return, and non-standard total return for periods prior to the date that the Variable Account commenced operations. For periods prior to the date the Variable Account commenced operations, performance information for the Sub-accounts will be calculated based on the performance of the underlying Funds and the assumption that the Sub-accounts were in existence for the same periods as those of the underlying Funds, with a level of charges equal to those currently assessed against the Sub-accounts.

     Please refer to the Statement of Additional Information for a further description of the method used to calculate a Sub-account's yield and total return.

                              FINANCIAL STATEMENTS

     The financial statements of Glenbrook Life and Annuity Company are on page F-1 of the prospectus. The financial statements of Glenbrook Life and Annuity Company Separate Account A may be found in the Statement of Additional Information, which is incorporated by reference into this prospectus and which is available upon request. (See order form on page B-2)

          GLENBROOK LIFE AND ANNUITY COMPANY AND THE VARIABLE ACCOUNT

GLENBROOK LIFE AND ANNUITY COMPANY

     The Company is the issuer of the Contract. The Company is a stock life insurance company which was organized under the laws of the State of Illinois in 1992. The Company was originally organized under the laws of the State of Indiana in 1965. From 1965 to 1983 the Company was known as "United Standard Life Assurance Company" and from 1983 to 1992 the Company was known as "William Penn Life Assurance Company of America." As of the date of this prospectus, the Company is licensed to operate in the District of Columbia and all states except New York. The Company intends to market the Contract in those jurisdictions in which it is licensed to operate. The Company's home office is located at 3100 Sanders Road, Northbrook, Illinois 60062.


     The Company is a wholly-owned subsidiary of Allstate Life Insurance Company ("Allstate Life"), a stock life insurance company incorporated under the laws of the State of Illinois. Allstate Life is a wholly-owned subsidiary of Allstate Insurance Company ("Allstate"), a stock property-liability insurance company incorporated under the laws of Illinois. All of the outstanding capital stock of Allstate is owned by The Allstate Corporation ("Corporation"). On June 30, 1995, Sears Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend.


     The Company and Allstate Life entered into a reinsurance agreement, effective June 5, 1992. Under the reinsurance agreement, Fixed Account purchase payments are automatically transferred to Allstate Life and become invested with the assets of Allstate Life, and Allstate Life accepts 100% of the liability under such contracts. However, the obligations of Allstate Life under the reinsurance agreement are to the Company; the Company remains the sole obligor under the Contract to the Owners.

THE VARIABLE ACCOUNT

     Established on September 6, 1995, the Glenbrook Life and Annuity Company Separate Account A is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. However, such registration does not signify that the Commission supervises the management or investment practices or policies of the Variable Account. The investment performance of the Variable Account is entirely independent of both the investment performance of the Company's general account and the performance of any other separate account.

     The Variable Account has been divided into nine Sub-accounts, each of which invests solely in its corresponding Fund of AIM Variable Insurance Funds, Inc. Additional Variable Sub-accounts may be added at the discretion of the Company.

     The assets of the Variable Account are held separately from the other assets of the Company. They are not chargeable with liabilities incurred in the Company's other business operations. Accordingly, the income, capital gains and capital losses, realized or unrealized, incurred on the assets of the Variable Account are credited to or charged against the assets of the Variable Account, without regard to the income, capital gains or capital losses arising out of any other business the Company may conduct. The Company's obligations arising under the Contracts are general corporate obligations of the Company.

                                THE FUND SERIES

     The Variable Account will invest in shares of the AIM Variable Insurance Funds, Inc. (the "Fund Series"). The Fund Series is registered with the Securities and Exchange Commission as an open-end, series, management investment company. Registration of the Fund Series does not involve supervision of its management, investment practices or policies by the Securities and Exchange Commission. The Funds are designed to provide investment vehicles for variable insurance contracts of various insurance companies, in addition to the Variable Account.

     Shares of the Funds are not deposits, or obligations of, or guaranteed or endorsed by any bank and the shares are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

AIM VARIABLE INSURANCE FUNDS, INC.


     AIM Variable Insurance Funds, Inc. offers nine Funds for use with this
Contract: (1) AIM V.I. Capital Appreciation Fund; (2) AIM V.I. Diversified Income Fund; (3) AIM V.I. Global Utilities Fund; (4) AIM V.I. Government Securities Fund; (5) AIM V.I. Growth Fund; (6) AIM V.I. Growth and Income Fund;
(7) AIM V.I. International Equity Fund; (8) AIM V.I. Money Market Fund; and (9) AIM V.I. Value Fund. Each Fund has different investment objectives and policies and operates as a separate investment fund. The following is a brief description of the investment objectives and programs of the Funds:


     AIM V.I. CAPITAL APPRECIATION FUND ("CAPITAL APPRECIATION FUND") is a diversified Fund which seeks to provide capital appreciation through investments in common stocks, with emphasis on medium-sized and smaller emerging growth companies.

     AIM V.I. DIVERSIFIED INCOME FUND ("DIVERSIFIED INCOME FUND") is a diversified Fund which seeks to achieve a high level of current income primarily by investing in a diversified portfolio of foreign and U.S. government and corporate debt securities, including lower rated high yield debt securities (commonly known as "junk bonds"). The risks of investing in junk bonds are described in the accompanying prospectus for the Fund Series, which should be read carefully before investing.

     AIM V.I. GLOBAL UTILITIES FUND ("GLOBAL UTILITIES FUND") is a non-diversified Fund which seeks to achieve a high level of current income and, as a secondary objective, to achieve capital appreciation, by investing primarily in common and preferred stocks of public utility companies (either domestic or foreign).

     AIM V.I. GOVERNMENT SECURITIES FUND ("GOVERNMENT FUND") is a diversified Fund which seeks to achieve a high level of current income consistent with reasonable concern for safety of principal by investing in debt securities issued, guaranteed or otherwise backed by the U.S. Government.

     AIM V.I. GROWTH FUND ("GROWTH FUND") is a diversified Fund which seeks to provide growth of capital through investments primarily in common stocks of leading U.S. companies considered by AIM to have strong earnings momentum.

     AIM V.I. GROWTH AND INCOME FUND ("GROWTH & INCOME FUND") is a diversified Fund which seeks to provide growth of capital, with current income as a secondary objective by investing primarily in dividend paying common stocks which have prospects for both growth of capital and dividend income.

     AIM V.I. INTERNATIONAL EQUITY FUND ("INTERNATIONAL FUND") is a diversified Fund which seeks to provide long-term growth of capital by investing in international equity securities, the issuers of which are considered by AIM to have strong earnings momentum.

     AIM V.I. MONEY MARKET FUND ("MONEY MARKET FUND") is a diversified Fund which seeks to provide as high a level of current income as is consistent with the preservation of capital and liquidity by investing in a diversified portfolio of money market instruments.

     AIM V.I. VALUE FUND ("VALUE FUND") is a diversified Fund which seeks to achieve long-term growth of capital by investing primarily in equity securities judged by AIM to be undervalued relative to the current or projected earnings of the companies issuing the securities, or relative to current market values of assets owned by the companies issuing the securities or relative to the equity markets generally. Income is a secondary objective.

INVESTMENT ADVISOR FOR THE FUNDS


     A I M Advisors, Inc., ("AIM") serves as the investment advisor to each Fund. AIM was organized in 1976 and, together with its domestic subsidiaries, manages or advises 48 investment company portfolios (including the Funds). AIM is a wholly owned subsidiary of A I M Management Group Inc., an indirect subsidiary of AMVESCO plc, (formerly INVESCO plc). AIM manages each Fund's assets pursuant to a master investment advisory agreement dated February 28, 1997. As of March 18, 1997, total assets advised or managed by AIM and its domestic subsidiaries were approximately $68 billion.


     There is no assurance that the Funds will attain their respective stated objectives. Additional information concerning the investment objectives and policies of the Funds can be found in the current prospectus for the Fund Series accompanying this prospectus.

     You will find more complete information about the Funds, including the risks associated with each Fund, in the accompanying prospectus. You should read the prospectus for the Fund Series in conjunction with this prospectus.

     THE FUND SERIES PROSPECTUS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE CONCERNING THE ALLOCATION OF PURCHASE PAYMENTS TO A PARTICULAR VARIABLE SUB-ACCOUNT.

                                 FIXED ACCOUNT

     Purchase payments and transfers allocated to one or more of the Sub-accounts of the Fixed Account become part of the general account of the Company. Each Sub-account offers a separate interest rate Guarantee Period. Guarantee Periods will be offered at the Company's discretion and may range from one to ten years. Presently, the Company offers Guarantee Periods of one, three, five, seven and ten years. The Owner must select the Sub-account(s) in which to allocate each purchase payment and transfer. No less than $500 may be allocated to any one Sub-account. The Company reserves the right to limit the number of additional purchase payments. The Fixed Account Investment Alternative may not be available in all states. Please consult with your sales representative for current information.

     Interest is credited daily to each Sub-account at a rate which compounds to the effective annual interest rate declared for each Sub-account's Guarantee Period that has been selected.

     The following example illustrates how the Sub-account value for a Sub-account of the Fixed Account would grow given an assumed purchase payment, Guarantee Period, and effective annual interest rate:

EXAMPLE OF INTEREST CREDITING DURING THE GUARANTEE PERIOD:


Purchase Payment:...........................................  $10,000.00
Guarantee Period:...........................................     5 years
Effective Annual Rate:......................................       4.50%


                             END OF CONTRACT YEAR:


                                                    YEAR 1       YEAR 2       YEAR 3       YEAR 4       YEAR 5
                                                  ----------   ----------   ----------   ----------   ----------

Beginning Sub-Account Value                       $10,000.00
  X (1 + Effective Annual Rate)                        1.045
                                                  ----------
                                                  $10,450.00
Sub-Account Value at end of Contract year                      $10,450.00
  1 X (1 + Effective Annual Rate)                                   1.045
                                                               ----------
                                                               $10,920.25
Sub-Account Value at end of Contract year                                   $10,920.25
  2 X (1 + Effective Annual Rate)                                                1.045
                                                                            ----------
                                                                            $11,411.66
Sub-Account Value at end of Contract year                                                $11,411.66
  3 X (1 + Effective Annual Rate)                                                             1.045
                                                                                         ----------
                                                                                         $11,925.19
Sub-Account Value at end of Contract year                                                             $11,925.19
  4 X (1 + Effective Annual Rate)                                                                          1.045
                                                                                                      ----------
Sub-Account Value at end of Guarantee Period:                                                         $12,461.82
                                                                                                      ==========
TOTAL INTEREST CREDITED IN GUARANTEE PERIOD: $2,461.82 ($12,461.82 - $10,000.00)


NOTE: The above illustration assumes no withdrawals of any amount during the entire five year period. A withdrawal charge and a Market Value Adjustment may apply to any amount withdrawn in excess of 10% of the amount of purchase payments. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract.

     The Company has no specific formula for determining the rate of interest that it will declare initially or in the future. Such interest rates will be reflective of investment returns available at the time of the determination. In addition, the management of the Company may also consider various other factors in determining interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors. The Company guarantees that the interest rates will never be less than the minimum guaranteed rate shown in the Contract. For current interest rate information, please contact your sales representative or the Company's Customer Support Unit at 1(800)776-6978.

     THE MANAGEMENT OF THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO THE INTEREST RATES TO BE DECLARED. THE COMPANY CAN NEITHER PREDICT NOR GUARANTEE FUTURE INTEREST RATES TO BE DECLARED.

     Prior to the end of a Guarantee Period, a notice will be mailed to the Owner outlining the options available at the end of a Guarantee Period. During the 30 day period after a Guarantee Period expires the Owner may:

     - take no action and the Company will automatically renew the Sub-account value to a Guarantee Period of the same duration to be established on the day the previous Guaranteed Period expired; or

     - notify the Company to apply the Sub-account value to a new Guarantee Period or periods to be established on the day the previous Guarantee Period expired; or

     - notify the Company to apply the Sub-account value to any Sub-account of the Variable Account on the day we receive the notification; or

     - receive a portion of the Sub-account value or the entire Sub-account value through a partial or full withdrawal that is not subject to a Market Value Adjustment. In this case, the amount withdrawn will be deemed to have been withdrawn on the day the guarantee period expired.

     The Automatic Laddering Program allows the Owner to choose, in advance, one renewal Guarantee Period for all renewing Sub-accounts. The Owner can select the Automatic Laddering Program at any time during the accumulation phase, including on the issue date. The Automatic Laddering Program will continue until the Owner gives written notice to the Company. The Company reserves the right to discontinue this Program. For additional information on the Automatic Laddering Program, please call the Company's Customer Support Unit at 1(800)776-6978.

WITHDRAWALS OR TRANSFERS

     With the exception of transfers made automatically through dollar cost averaging, all withdrawals and transfers, paid from a Sub-account of the Fixed Account other than during the 30 day period after a Guarantee Period expires are subject to a Market Value Adjustment.

     The amount received by the Owner under a withdrawal request equals the amount requested, adjusted by any Market Value Adjustment, less any applicable withdrawal charge (based upon the amount requested prior to any Market Value Adjustment), less premium taxes and withholding (if applicable).

MARKET VALUE ADJUSTMENT

     The Market Value Adjustment reflects the relationship between (1) the Treasury Rate for the time remaining in the Guarantee Period at the time of the request for withdrawal or transfer, and (2) the Treasury Rate at the time the Sub-account was established. As such, the Owner bears some investment risk under the Contract. Treasury Rate means the U.S. Treasury Note Constant Maturity yield for the preceding week as reported in Federal Reserve Bulletin Release H.15.

     Generally, if the Treasury Rate at the time the Sub-account was established is higher than the applicable current Treasury Rate (interest rate for a period equal to the time remaining in the Sub-account), then the Market Value Adjustment will result in a higher amount payable to the Owner or transferred. Similarly, if the Treasury Rate at the time the Sub-account was established is lower than the applicable current Treasury Rate, then the Market Value Adjustment will result in a lower amount payable to the Owner or transferred.


     For example, assume the Owner purchases a Contract and selects an initial Guarantee Period of five years and the five year Treasury Rate for that duration is 4.50%. Assume that at the end of 3 years, the Owner makes a partial withdrawal. If, at that later time, the current two year Treasury Rate is 4.20%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to the Owner. Similarly, if the current two year Treasury Rate is 4.80%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to the Owner.



     The formula for calculating the Market Value Adjustment is set forth in Appendix A to this prospectus which also contains additional illustrations of the application of the Market Value Adjustment. The Market Value Adjustment will be waived on withdrawals taken to satisfy IRS required minimum distribution rules for this Contract.

                           PURCHASE OF THE CONTRACTS

PURCHASE PAYMENT LIMITS

     Your first purchase payment must be at least $5,000 unless the Contract is a Qualified Contract, in which case the first purchase payment must be at least $2,000. All subsequent purchase payments must be $500 or more and may be made at any time prior to the Payout Start Date. Subsequent purchase payments may also be made from your bank account through Automatic Additions. Under an Automatic Additions Program, the minimum purchase payment for allocation to the Variable Account is $100 and for allocation to the Fixed Account the minimum purchase payment is $500. Please consult with your sales representative for detailed information about Automatic Additions.

     We reserve the right to limit the amount of purchase payments we will accept.

FREE-LOOK PERIOD

     You may cancel the Contract any time within 20 days after receipt of the Contract and receive a full refund of purchase payments allocated to the Fixed Account. Purchase payments allocated to the Variable Account will be returned after an adjustment to reflect investment gain or loss that occurred from the date of allocation through the date of cancellation unless a refund of purchase payments is required by state or federal law.

CREDITING OF INITIAL PURCHASE PAYMENT

     The initial purchase payment accompanied by a duly completed application will be credited to the Contract within two business days of receipt by us at our home office. If an application is not duly completed, we will credit the purchase payments to the Contract within five business days or return it at that time unless you specifically consent to us holding the purchase payment until the application is complete. We reserve the right to reject any application. Subsequent purchase payments will be credited to the Contract at the close of the Valuation Period in which the purchase payment is received by the Company at its home office.

ALLOCATION OF PURCHASE PAYMENTS

     On the application, you instruct us how to allocate the purchase payment among the Investment Alternatives. Purchase payments may be allocated to any Investment Alternative in whole percents, from 0% to 100% (total allocation equals 100%) or in whole dollars (total allocation equals entire dollar amount of purchase payments). Unless you notify us in writing otherwise, subsequent purchase payments are allocated according to the allocation for the previous purchase payment. Any change in allocation instructions will be effective at the time we receive the notice in good order.

ACCUMULATION UNITS

     Each purchase payment allocated to the Variable Account will be credited to the Contract as Accumulation Units. For example, if a $10,000 purchase payment is credited to the Contract when the Accumulation Unit value equals $10, then 1,000 Accumulation Units would be credited to the Contract. The Variable Account, in turn, purchases shares of the corresponding Fund.

ACCUMULATION UNIT VALUE

     The Accumulation Units in each Sub-account of the Variable Account are valued separately. The value of Accumulation Units will change each Valuation Period according to the investment performance of the shares purchased by each Variable Sub-account and the deduction of certain expenses and charges.

     The value of an Accumulation Unit in a Variable Sub-account for any Valuation Period equals the value of the Accumulation Unit as of the immediately preceding Valuation Period, multiplied by the Net Investment Factor for that Sub-account for the current Valuation Period. The Net Investment Factor for a Valuation Period is a number representing the change, since the last Valuation Date in the value of Sub-account assets per Accumulation Unit due to investment income, realized or unrealized capital gain or loss, deductions for taxes, if any, and deductions for the mortality and expense risk charge and administrative expense charge.

TRANSFERS AMONG INVESTMENT ALTERNATIVES

     Amounts may be transferred among Investment Alternatives, subject to the following restrictions. The Company reserves the right to assess a $10 charge on each transfer in excess of twelve per Contract Year. The Company is presently waiving this charge. Transfers to or from more than one Investment Alternative on the same day are treated as one transfer.

     Transfers among Investment Alternatives before the Payout Start Date may be made at any time. See "Withdrawals or Transfers," page 11 for the requirements on transfers from the Fixed Account. After the Payout Start Date, transfers among Sub-accounts of the Variable Account or from a variable amount income payment to a fixed amount income payment may be made only once every six months and may not be made during the first six months following the Payout Start Date. After the Payout Start Date, transfers from a fixed amount income payment are not allowed.

     Telephone transfer requests will be accepted by the Company if received at 1(800)776-6978 by 3:00 p.m., Central Time. Telephone transfer requests received at any other telephone number or after 3:00 p.m., Central Time will not be accepted by the Company. Telephone transfer requests received before 3:00 p.m., Central Time are effected at the next computed value. The Company utilizes procedures which the Company believes will provide reasonable assurance that telephone authorized transfers are genuine. Such procedures include taping of telephone conversations with persons purporting to authorize such transfers and requesting identifying information from such persons. Accordingly, the Company disclaims any liability for losses resulting from such transfers by reason of their allegedly not having been properly authorized. However, if the Company does not take reasonable steps to help ensure that such authorizations are valid, the Company may be liable for such losses.

     The minimum amount that may be transferred into a Sub-account of the Fixed Account is $500. Any transfer from a Sub-account of the Fixed Account at a time other than during the 30 day period after a Guarantee Period expires will be subject to a Market Value Adjustment. If any transfer reduces the value of a Sub-account of the Fixed Account to less than $500, the Company will treat the request as a transfer of the entire Sub-account value.

     The Company reserves the right to waive transfer restrictions.

DOLLAR COST AVERAGING

     Transfers may be made automatically through Dollar Cost Averaging prior to the Payout Start Date. Dollar Cost Averaging permits the Owner to transfer a specified amount every month from the one year Guarantee Period Sub-account of the Fixed Account or any of the Variable Sub-accounts, to any Sub-account of the Variable Account. Dollar Cost Averaging cannot be used to transfer amounts to the Fixed Account. Transfers made through Dollar Cost Averaging are not subject to a Market Value Adjustment. In addition, such transfers are not assessed a $10 charge and are not included in the twelve free transfers per Contract Year.

     The theory of Dollar Cost Averaging is that, if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in the Dollar Cost Averaging program does not assure you of a greater profit from your purchases under the program; nor will it prevent or alleviate losses in a declining market.

AUTOMATIC FUND REBALANCING

     Transfers may be made automatically through Automatic Fund Rebalancing prior to the Payout Start Date. By electing Automatic Fund Rebalancing, all of the money allocated to Sub-accounts of the Variable Account will be rebalanced to the desired allocation on a quarterly basis, determined from the first date that you decide to rebalance. Each quarter, money will be transferred among Sub-accounts of the Variable Account to achieve the desired allocation.


     The desired allocation will be the allocation initially selected, unless subsequently changed. You may change the allocation at any time by giving us written notice. The new allocation will be effective with the first rebalancing that occurs after we receive the written request.


     Transfers made through Automatic Fund Rebalancing are not assessed a $10 charge and are not included in the twelve free transfers per Contract Year.

     Any money allocated to the Fixed Account will not be included in the rebalancing.

                          BENEFITS UNDER THE CONTRACT

WITHDRAWALS


     You may withdraw all or part of the Contract Value at any time prior to the earlier of the death of the Owner (or the Annuitant if the Owner is not a natural person) or the Payout Start Date. The amount available for withdrawal is the Contract Value next computed after the Company receives the request for a withdrawal at its home office, adjusted by any applicable Market Value Adjustment, less any withdrawal charges, contract maintenance charges and any premium taxes. See "Charges and Other Deductions," page 16. Withdrawals from the Variable Account will be paid within seven days of receipt of the request, subject to postponement in certain circumstances. See "Delay of Payments," page 18.


     Money can be withdrawn from the Variable Account or the Fixed Account. To complete the partial withdrawal from the Variable Account, the Company will redeem Accumulation Units in an amount equal to the withdrawal and any applicable withdrawal charge and premium taxes. The Owner must name the Investment Alternatives from which the withdrawal is to be made. If none is named, then the withdrawal request is incomplete and cannot be honored.

     The minimum partial withdrawal is $50. If any withdrawal reduces the value of any Sub-account of the Fixed Account to less than $500, we will treat the request as a withdrawal of the entire Sub-account value. If the Contract Value after a partial withdrawal would be less than $1,000, then the Company will treat the request as one for termination of the Contract and the entire Contract Value, adjusted by any Market Value Adjustment, less any charges and premium taxes, will be paid out.

     Partial withdrawals may also be taken automatically through Systematic Withdrawals on a monthly, quarterly, semi-annual or annual basis. Systematic Withdrawals of $50 or more may be requested at any time prior to the Payout Start Date. At the Company's discretion, Systematic Withdrawals may not be offered in conjunction with Dollar Cost Averaging or Automatic Fund Rebalancing.

     Partial and full withdrawals may be subject to income tax and a 10% tax penalty. This tax and penalty are explained in "Federal Tax Matters," on page 18.

     After the Payout Start Date, withdrawals are only permitted when payments from the Variable Account are being made for a specified number of payments only (i.e. Income Plan 3). In that case, you may terminate the Variable Account portion of the income payments at any time and receive a lump sum equal to the commuted balance of the remaining variable payments due, less any applicable withdrawal charge.

INCOME PAYMENTS

PAYOUT START DATE FOR INCOME PAYMENTS

     The Payout Start Date is the day that income payments will start under the Contract. You may change the Payout Start Date at any time by notifying the Company in writing of the change at least 30 days before the scheduled Payout Start Date. The Payout Start Date must be (a) at least one month after the issue date; and (b) no later than the day the Annuitant reaches age 90, or the 10th anniversary of the issue date, if later.

VARIABLE ACCOUNT INCOME PAYMENTS

     The amount of Variable Account income payments depends upon the investment experience of the Sub-accounts selected by the Owner and any premium taxes, the age and sex of the Annuitant, and the Income Plan chosen. The Company guarantees that the amount of the income payment will not be affected by (1) actual mortality experience and (2) the amount of the Company's administration expenses.

     The Contracts offered by this prospectus contain income payment tables that provide for different benefit payments to men and women of the same age (except in states which require unisex annuity tables). Nevertheless, in accordance with the U.S. Supreme Court's decision in Arizona Governing Committee v. Norris, in certain employment-related situations, annuity tables that do not vary on the basis of sex will be used.

     The total income payments received may be more or less than the total purchase payments made because (a) Variable Account income payments vary with the investment results of the underlying Funds, and (b) Annuitants may not live as long as, or may live longer than, expected.

     The Income Plan option selected will affect the dollar amount of each income payment. For example, if an Income Plan for a Life Income is chosen, the income payments will be greater than income payments under an Income Plan for a Life Income with Guaranteed Payments.

     If the actual net investment experience of the Variable Account is less than the assumed investment rate, then the dollar amount of the income payments will decrease. The dollar amount of the income payments will stay level if the net investment experience equals the assumed investment rate and the dollar amount of the income payments will increase if the net investment experience exceeds the assumed investment rate. For purposes of the Variable Account income payments, the assumed investment rate is 3 percent. For more detailed information as to how Variable Account income payments are determined see the Statement of Additional Information.

FIXED AMOUNT INCOME PAYMENTS

     Income payment amounts derived from any monies allocated to Sub-accounts of the Fixed Account during the accumulation phase are fixed for the duration of the Income Plan. The fixed amount income payment amount is calculated by applying the portion of the Contract Value in the Fixed Account on the Payout Start Date, adjusted by any Market Value Adjustment and less any applicable premium tax, to the greater of the appropriate value from the income payment table selected or such other value as we are offering at that time.

INCOME PLANS

     The Income Plans include:

     INCOME PLAN 1 -- LIFE INCOME WITH GUARANTEED PAYMENTS

     The Company will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments.

     INCOME PLAN 2 -- JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS

     The Company will make payments for as long as either the Annuitant or Joint Annuitant, named at the time of Income Plan selection, is living. If both the Annuitant and the Joint Annuitant die before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments.

     INCOME PLAN 3 -- GUARANTEED NUMBER OF PAYMENTS

     The Company will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The number of months guaranteed may be from 60 to 360. The mortality and expense risk charge will be deducted from Variable Account assets supporting these payments even though the Company does not bear any mortality risk.

     The Owner may change the Income Plan until 30 days before the Payout Start Date. If an Income Plan is chosen which depends on the Annuitant or Joint Annuitant's life, proof of age will be required before income payments begin. Applicable premium taxes will be assessed.

     In the event that an Income Plan is not selected, the Company will make income payments in accordance with Income Plan 1 with Guaranteed Payments for 120 Months. At the Company's discretion, other Income Plans may be available upon request. The Company currently uses sex-distinct annuity tables. However, if legislation is passed by Congress or the states, the Company reserves the right to use income payment tables which do not distinguish on the basis of sex. Special rules and limitations may apply to certain qualified contracts.

     If the Contract Value to be applied to an Income Plan is less than $2,000, or if the monthly payments determined under the Income Plan are less than $20, the Company may pay the Contract Value adjusted by any Market Value Adjustment and less any applicable taxes, in a lump sum or change the payment frequency to an interval which results in income payments of at least $20.

                                 DEATH BENEFITS

DISTRIBUTION UPON DEATH PAYMENT PROVISIONS

     A distribution upon death may be paid to the Owner determined immediately after the death if, prior to the Payout Start Date:

     - any Owner dies; or

     - the Annuitant dies and the Owner is not a natural person.

     If the Owner eligible to receive a distribution upon death is not a natural person, then the Owner may elect to receive the distribution upon death in one or more distributions. Otherwise, if the Owner is a natural person, the Owner may elect to receive a distribution upon death in one or more distributions or periodic payments through an Income Plan.

     A death benefit will be paid: 1) if the Owner elects to receive the death benefit in a single payment distributed within 180 days of the date of death; and 2) if the death benefit is paid as of the day the value of the death benefit is determined. Otherwise, the settlement value will be paid. The settlement value is the same amount that would be paid in the event of withdrawal of the Contract Value. The Company will calculate the settlement value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death. In any event, the entire distribution upon death must be distributed within five years after the date of death unless an Income Plan is selected or a surviving spouse continues the Contract in accordance with the following sections:

     Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

     - the life of the Owner; or

     - a period not to exceed the life expectancy of the Owner; or

     - the life of the Owner with payments guaranteed for a period not to exceed the life expectancy of the Owner.

     If the surviving spouse of the deceased Owner is the new Owner, then the spouse may elect one of the options listed above or may continue the Contract in the accumulation phase as if the death had not occurred. The Company will only permit the Contract to be continued once. If the Contract is continued in the accumulation phase, the surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a withdrawal charge. However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply.

DEATH BENEFIT AMOUNT

     Prior to the Payout Start Date, the death benefit is equal to the greatest of:

     (a) the Contract Value on the date the Company determines the death benefit; or

     (b) the amount that would have been payable in the event of a full withdrawal of the Contract Value on the date the Company determines the death benefit; or

     (c) the Contract Value on the Death Benefit Anniversary immediately preceding the date the Company determines the death benefit adjusted by any purchase payments, withdrawals and charges made between such Death Benefit Anniversary and the date the Company determines the death benefit. A Death Benefit Anniversary is every seventh Contract Anniversary beginning with the issue date. For example, the issue date, 7th and 14th Contract Anniversaries are the first three Death Benefit Anniversaries.

     In addition to the above options, upon purchase of the Contract, the Owner can select one of the following enhanced death benefit options:

     (A) the greatest of the anniversary values as of the date we determine the death benefit. The anniversary value is equal to the Contract Value on a Contract Anniversary, increased by purchase payments made since that anniversary and reduced by the amount of any partial withdrawals since that anniversary. Anniversary values will be calculated for each Contract Anniversary prior to the earlier of: (i) the date we determine the death benefit, or (ii) the deceased's attained age 75 or 5 years after the date the Contract was established, if later; or


     (B) total purchase payments minus the sum of all partial withdrawals. Each purchase payment and each partial withdrawal will accumulate daily at a rate equivalent to 5% per year until the earlier of: (i) the date we determine the death benefit, or (ii) the first day of the month following the deceased's 75th birthday or 5 years after the issue date, if later.


     If neither option is selected by the Owner, the Contract will automatically include option (A). The value of the death benefit will be determined at the end of the Valuation Period during which the Company receives a complete request for payment of the death benefit, which includes due proof of death.

     The Company will not settle any death claim until it receives due proof of death.

                          CHARGES AND OTHER DEDUCTIONS

DEDUCTIONS FROM PURCHASE PAYMENTS

     No deductions are made from purchase payments. Therefore, the full amount of every purchase payment is invested in the Investment Alternative(s).

WITHDRAWAL CHARGE (CONTINGENT DEFERRED SALES CHARGE)

     You may withdraw the Contract Value at any time before the earliest of the Payout Start Date, the death of any Owner or, if the Owner is not a natural person, the death of the Annuitant.

     There are no withdrawal charges on amounts withdrawn up to 10% of the amount of purchase payments. Amounts withdrawn in excess of this may be subject to a withdrawal charge. Amounts not subject to a withdrawal charge and not withdrawn in a Contract Year are not carried over to later Contract Years. Withdrawal charges, if applicable, will be deducted from the amount paid.

     Free withdrawals and other partial withdrawals will be allocated on a first in, first out basis to purchase payments. For purposes of calculating the amount of the withdrawal charge, withdrawals are assumed to come from purchase payments first, beginning with the oldest payment. Withdrawals made after all purchase payments have been withdrawn, will not be subject to a withdrawal charge. For partial withdrawals, the Contract Value will be adjusted to reflect the amount of payment received by the Owner, any withdrawal charge, any applicable taxes and any Market Value Adjustment.

     Withdrawals in excess of the free withdrawal amount will be subject to a withdrawal charge as set forth below:

                                                                 APPLICABLE
YEAR APPLICABLE SINCE                                            WITHDRAWAL
PREMIUM PAYMENT ACCEPTED                                     CHARGE PERCENTAGE
------------------------                                     -----------------
    1st Year................................................          6%
    2nd Year................................................          6%
    3rd Year................................................          5%
    4th Year................................................          5%
    5th Year................................................          4%
    6th Year................................................          4%
    7th Year................................................          3%
    Thereafter..............................................          0%


     Withdrawal charges will be used to pay sales commissions and other promotional or distribution expenses associated with the marketing of the Contracts.


     In addition, federal and state income tax may be withheld from withdrawal amounts. Certain terminations may also be subject to a federal tax penalty. See "Federal Tax Matters," page 18.

     The Company reserves the right to waive the withdrawal charge with respect to Contracts issued to employees and registered representatives of any broker-dealer that has entered into a sales agreement with Allstate Life Financial Services, Inc. ("ALFS") to sell the Contracts and all wholesalers and their employees that are under agreement with ALFS to wholesale the Contract. In addition, the Company will waive any withdrawal charge prior to the Payout Start Date if at least 30 days after the Contract Date any Owner (or Annuitant if the Owner is not a natural person) is first confined to a long term care facility or hospital for at least 90 consecutive days, confinement is prescribed by a physician and is medically necessary, and the request for a withdrawal and adequate written proof of confinement are received by us no later than 90 days after discharge. The withdrawal charge will also be waived on withdrawals taken to satisfy IRS required minimum distribution rules for this Contract.

CONTRACT MAINTENANCE CHARGE


     A contract maintenance charge is deducted annually from the Contract Value to reimburse the Company for its costs in maintaining each Contract and the Variable Account. The Company guarantees that the amount of this charge will not exceed $35 per Contract Year over the life of the Contract. This charge will be waived if the total purchase payments are $50,000 or more on a Contract Anniversary or if all money is allocated to the Fixed Account on the Contract Anniversary.



     Maintenance costs include but are not limited to expenses incurred in billing and collecting purchase payments; keeping records; processing death claims, cash withdrawals, and policy changes; proxy statements; calculating Accumulation Unit and Annuity Unit values; and issuing reports to Owners and regulatory agencies.


     On each Contract Anniversary prior to the payout start date, the contract maintenance charge will be deducted from Sub-accounts of the Variable Account in the same proportion that the Owner's value in each bears to the total value in all Sub-accounts of the Variable Account. After the Payout Start Date, a pro rata share of the annual contract maintenance charge will be deducted from each income payment. For example, 1/12 of the $35, or $2.92, will be deducted if there are twelve income payments during the Contract Year. A full contract maintenance charge will be deducted if the Contract is terminated on any date other than a Contract Anniversary.

ADMINISTRATIVE EXPENSE CHARGE


     The Company will deduct an administrative expense charge which is equal, on an annual basis, to .10% of the daily net assets you have allocated to the Sub-accounts of the Variable Account. This charge is designed to cover actual administrative expenses which exceed the revenues from the contract maintenance charge. There is no necessary relationship between the amount of administrative charge imposed on a given Contract and the amount of expenses that may be attributable to that Contract.


MORTALITY AND EXPENSE RISK CHARGE

     The Company will deduct a mortality and expense risk charge which is equal, on an annual basis, to 1.35% of the daily net assets you have allocated to the Sub-accounts of the Variable Account. The Company estimates that .95% is attributable to the assumption of mortality risks and .40% is attributable to the assumption of expense risks. The Company guarantees that the amount of this charge will not increase over the life of the Contract.

     The mortality risk arises from the Company's guarantee to cover all death benefits and to make income payments in accordance with the Income Plan selected and the Income Payment Tables.


     The expense risk arises from the possibility that the contract maintenance and administrative expense charges, both of which are guaranteed not to increase, will be insufficient to cover actual administrative expenses.



TAXES


     The Company will deduct applicable state premium taxes or other similar policyholder taxes relative to the Contract (collectively referred to as "premium taxes") either at the Payout Start Date, or when a total withdrawal occurs. Current premium tax rates range from 0 to 3.5%. The Company reserves the right to deduct premium taxes from the purchase payments.

     At the Payout Start Date, the charge for premium taxes will be deducted from each Investment Alternative in the proportion that the Owner's value in the Investment Alternative bears to the total Contract Value.

TRANSFER CHARGES

     The Company reserves the right to assess a $10 charge on each transfer in excess of twelve per Contract Year, excluding transfers through Dollar Cost Averaging and Automatic Fund Rebalancing. The Company is presently waiving this charge.

FUND EXPENSES

     A complete description of the expenses and deductions from the Funds is found in the prospectus for the Fund Series. This prospectus is accompanied by the prospectus for the Fund Series.

                                GENERAL MATTERS

OWNER

     The Owner has the sole right to exercise all rights and privileges under the Contract, except as otherwise provided in the Contract. The Contract cannot be jointly owned by both a non-natural person and a natural person.

BENEFICIARY

     Subject to the terms of any irrevocable Beneficiary designation, the Owner may change the Beneficiary at any time by notifying the Company in writing. Any change will be effective at the time it is signed by the Owner, whether or not the Annuitant is living when the change is received by the Company. The Company will not, however, be liable as to any payment or settlement made prior to receiving the written notice.

     Unless otherwise provided in the Beneficiary designation, if a Beneficiary predeceases the Owner and there are no other surviving beneficiaries, the new Beneficiary will be: the Owner's spouse if living; otherwise, the Owner's children, equally, if living; otherwise, the Owner's estate. Multiple Beneficiaries may be named. Unless otherwise provided in the Beneficiary designation, if more than one Beneficiary survives the Owner, the surviving Beneficiaries will share equally in any amounts due.

ASSIGNMENTS

     The Company will not honor an assignment of an interest in a Contract as collateral or security for a loan. Otherwise, the Owner may assign benefits under the Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are due. No assignment will bind the Company unless it is signed by the Owner and filed with the Company. The Company is not responsible for the validity of an assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments.

DELAY OF PAYMENTS

     Payment of any amounts due from the Variable Account under the Contract will occur within seven days, unless:

     1. The New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted;

     2. An emergency exists as defined by the Securities and Exchange Commission; or

     3. The Securities and Exchange Commission permits delay for the protection of the Owners.

     Payments or transfers from the Fixed Account may be delayed for up to 6 months.

MODIFICATION

     The Company may not modify the Contract without the consent of the Owner except to make the Contract meet the requirements of the Investment Company Act of 1940, or to make the Contract comply with any changes in the Internal Revenue Code or to make any changes required by the Code or by any other applicable law.

CUSTOMER INQUIRIES

     The Owner or any persons interested in the Contract may make inquiries regarding the Contract by calling or writing your representative or the Company at:
                       GLENBROOK LIFE AND ANNUITY COMPANY
                             POST OFFICE BOX 94039
                         PALATINE, ILLINOIS 60094-4039
                                1-(800) 776-6978

                              FEDERAL TAX MATTERS

INTRODUCTION

     THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT. Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on the individual circumstances of each person. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL


     Generally, an annuity contract owner is not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where (1) the owner is a "natural person" (see "Non-Natural Owners" below for exception), (2) the investments of the Variable Account are "adequately diversified" in accordance with Treasury Department Regulations, and (3) the issuing insurance company, instead of the annuity owner, is considered the owner for federal income tax purposes of any separate account assets funding the contract.


NON-NATURAL OWNERS

     As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes and the income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. There are several exceptions to the general rule for contracts owned by non-natural persons which are discussed in the Statement of Additional Information.

DIVERSIFICATION REQUIREMENTS

     For a Contract to be treated as an annuity for federal income tax purposes, the investments in the Variable Account must be "adequately diversified" in accordance with the standards provided in the Treasury regulations. If the investments in the Variable Account are not adequately diversified, then the Contract will not be treated as an annuity contract for federal income tax purposes and the Owner will be taxed on the excess of the Contract Value over the investment in the Contract. Although the Company does not have control over the Funds or their investments, the Company expects the Funds to meet the diversification requirements.

OWNERSHIP TREATMENT


     In connection with the issuance of the regulations on the adequate diversification standards, the Department of the Treasury announced that the regulations do not provide guidance concerning the extent to which contract owners may direct their investments among Sub-accounts of a variable account. The Internal Revenue Service has previously stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the owner possesses incidents of ownership in those assets such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, Treasury announced that guidance would be issued in the future regarding the extent that owners could direct their investments among Sub-accounts without being treated as owners of the underlying assets of the Variable Account.



     The ownership rights under this contract are similar to, but different in certain respects from, those described by the Service in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the owner of this contract has the choice of more investment options to which to allocate premiums and contract values, and may be able to transfer among investment options more frequently than in such rulings. These differences could result in the contract owner being treated as the owner of the assets of the Variable Account. In those circumstances, income and gains from the Variable Account assets would be includible in the Contract Owners' gross income. In addition, the Company does not know what standards will be set forth in the regulations or rulings which the Treasury Department has stated it expects to issue. It is possible that the Treasury's position, when announced, may adversely affect the tax treatment of existing contracts. The Company, therefore, reserves the right to modify the Contract as necessary to attempt to prevent the Owner from being considered the federal tax owner of a pro rata share of the assets of the Variable Account. However, the Company makes no guarantee that such modification to the contract will be successful.


DELAYED MATURITY DATES


     If the contract's scheduled maturity date is at a time when the annuitant has reached an advanced age, e.g., past age 85, it is possible that the contract would not be treated as an annuity. In that event, the income and gains under the contract could be currently includible in the owner's income. There is no definitive guidance on the proper tax treatment of Market Value Adjustments, and you should contact a competent tax advisor with respect to the potential tax consequences of a Market Value Adjustment.


TAXATION OF PARTIAL AND FULL WITHDRAWALS


     In the case of a partial withdrawal under a non-qualified contract, amounts received are taxable to the extent the contract value, without regard to any surrender charge, exceeds the investment in the contract. The contract value is the sum of all account values. No matter which account a withdrawal is made from, all account values are combined and the total contract value is used to determine the amount of taxable income. The investment in the contract is the gross premium or other consideration paid for the contract reduced by any amounts previously received from the contract to the extent such amounts were properly excluded from the owner's gross income. In the case of a partial withdrawal under a qualified contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract (i.e., nondeductible IRA contributions, after tax contributions to qualified plans) bears to the contract value, can be excluded from income. In the case of a full withdrawal under a non-qualified contract or a qualified contract, the amount received will be taxable only to the extent it exceeds the investment in the contract. If an individual transfers an annuity contract without full and adequate consideration to a person other than the individual's spouse (or to a former spouse incident to a divorce), the owner will be taxed on the difference between the contract value and the investment in the contract at the time of transfer. Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) of the contract value is treated as a withdrawal of such amount or portion. The contract provides a death benefit that in certain circumstances may exceed the greater of the payments and the contract value. As described elsewhere in the prospectus, the Company imposes certain charges with respect to the death benefit. It is possible that some portion of those charges could be treated for federal tax purposes as a partial withdrawal from the contract.

TAXATION OF ANNUITY PAYMENTS

     Generally, the rule for income taxation of payments received from an annuity contract provides for the return of the owner's investment in the contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. In the case of variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the contract by the total number of expected payments. In the case of fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the contract. Once the total amount of the investment in the contract is excluded using these ratios, the annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the annuitant for his last taxable year.

TAXATION OF ANNUITY DEATH BENEFITS

     Amounts may be distributed from an annuity contract because of the death of an owner or annuitant. Generally, such amounts are includible in income as follows: (1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal or (2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment.

PENALTY TAX ON PREMATURE DISTRIBUTIONS


     There is a 10% penalty tax on the taxable amount of any premature distribution from a non-qualified annuity contract. The penalty tax generally applies to any distribution made prior to the owner attaining age 591/2. However, there should be no penalty tax on distributions to owners (1) made on or after the owner attains age 591/2; (2) made as a result of an owner's death or disability; (3) made in substantially equal periodic payments over life or life expectancy; (4) made under an immediate annuity; or (5) attributable to an investment in the contract before August 14, 1982. Similar rules apply for distributions from certain qualified contracts. A competent tax advisor should be consulted to determine if any other exceptions to the penalty apply to your specific circumstances.


AGGREGATION OF ANNUITY CONTRACTS

     All non-qualified deferred annuity contracts issued by the Company (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.


POSSIBLE CHANGES IN TAXATION



     In past years, legislation has been proposed that would have adversely modified the federal taxation of certain annuities. For example, one such proposal would have changed the tax treatment of non-qualified annuities that did not have "substantial life contingencies" by taxing income as it is credited to the annuity. Although as of the date of this prospectus Congress is not actively considering any legislation regarding the taxation of annuities, there is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).


TAX QUALIFIED CONTRACTS


     Annuity contracts may be used as investments with certain tax qualified plans such as: (1) Individual Retirement Annuities under Section 408(b) of the Code; (2) Simplified Employee Pension Plans under Section 408(k) of the Code;
(3) Savings Incentive Match Plans for Employees (SIMPLE) Plans under Section 408(p) of the Code; (4) Tax Sheltered Annuities under Section 403(b) of the Code; (5) Corporate and Self Employed Pension and Profit Sharing Plans; and (6) State and Local Government and Tax-Exempt Organization Deferred Compensation Plans. In the case of certain tax qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the contract.


RESTRICTIONS UNDER SECTION 403(B) PLANS

     Section 403(b) of the Code provides for tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. In accordance with the requirements of Section 403(b), any annuity contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only after the employee attains age 591/2, separates from service, dies, becomes disabled or on account of hardship (earnings on salary reduction contributions may not be distributed on the account of hardship). These limitations do not apply to withdrawals where the Company is directed to transfer some or all of the contract value to another
Section 403(b) plans.

INCOME TAX WITHHOLDING

     The Company is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless an individual elects to make a "direct rollover" of such amounts to another qualified plan or Individual Retirement Account or Annuity (IRA). Eligible rollover distributions generally include all distributions from qualified contracts, excluding IRAs, with the exception of (1) required minimum distributions, or (2) a series of substantially equal periodic payments made over a period of at least 10 years, or the life (joint lives) of the participant (and beneficiary). For any distributions from non-qualified annuity contracts, or distributions from qualified contracts which are not considered eligible rollover distributions, the Company may be required to withhold federal and state income taxes unless the recipient elects not to have taxes withheld and properly notifies the Company of such election.

                         DISTRIBUTION OF THE CONTRACTS

     Allstate Life Financial Services, Inc. ("ALFS"), 3100 Sanders Road, Northbrook Illinois, a wholly owned subsidiary of Allstate Life Insurance Company, acts as the principal underwriter of the Contracts. ALFS is registered as a broker-dealer under the Securities Exchange Act of 1934 and became a member of the National Association of Securities Dealers, Inc. on June 30, 1993. Contracts are sold by registered representatives of unaffiliated broker-dealers or bank employees who are licensed insurance agents appointed by the Company, either individually or through an incorporated insurance agency and who have entered into a selling agreement with ALFS to sell the Contract. In some states, Contracts may be sold by representatives or employees of banks which may be acting as broker-dealers without separate registration under the Securities Exchange Act of 1934, pursuant to legal and regulatory exceptions.

     Commissions paid may vary, but in aggregate are not anticipated to exceed 6.75% of any purchase payment. In addition, under certain circumstances, certain sellers of the Contracts may be paid persistency bonuses which will take into account, among other things, the length of time purchase payments have been held under a Contract, and Contract Values. A persistency bonus is not expected to exceed 1.20%, on an annual basis, of the Contract Values considered in connection with the bonus. These commissions are intended to cover distribution expenses.

     The underwriting agreement with ALFS provides for indemnification of ALFS by the Company for liability to Owners arising out of services rendered or Contracts issued.

                                 VOTING RIGHTS

     The Owner or anyone with a voting interest in the Sub-account of the Variable Account may instruct the Company on how to vote at shareholder meetings of the Fund Series. The Company will solicit and cast each vote according to the procedures set up by the Fund Series and to the extent required by law. The Company reserves the right to vote the eligible shares in its own right, if subsequently permitted by the Investment Company Act of 1940, its regulations or interpretations thereof.

     Fund shares as to which no timely instructions are received will be voted in proportion to the voting instructions which are received with respect to all Contracts participating in that Sub-account. Voting instructions to abstain on any item to be voted upon will be applied on a pro-rata basis to reduce the votes eligible to be cast.

     Before the Payout Start Date, the Owner holds the voting interest in the Sub-account of the Variable Account (The number of votes for the Owner will be determined by dividing the Contract Value attributable to a Sub-account by the net asset value per share of the applicable eligible Fund.)

     After the Payout Start Date, the person receiving income payments has the voting interest. After the Payout Start Date, the votes decrease as income payments are made and as the reserves for the Contract decrease. That person's number of votes will be determined by dividing the reserve for such Contract allocated to the applicable Sub-account by the net asset value per share of the corresponding eligible Fund.

                            SELECTED FINANCIAL DATA


     The following selected financial data for the Company should be read in conjunction with the 1996 financial statements and notes thereto included in this Prospectus beginning on page F-1 and the 1995 and 1994 financial statements and notes thereto incorporated by reference in this prospectus.


                       GLENBROOK LIFE AND ANNUITY COMPANY
                            SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)


               YEAR-END FINANCIAL DATA                     1996         1995        1994       1993     1992(1)
               -----------------------                  ----------   ----------   --------   --------   -------
For The Years Ended December 31:
  Income Before Income Tax Expense....................  $    3,774   $    4,455   $  2,017   $    836   $   337
  Net Income..........................................       2,435        2,879      1,294        529       212
As of December 31:
    Total Assets(1)...................................   2,404,770    1,409,705    750,245    169,361    12,183


---------------

(1) For the period from April 1, 1992 (date of acquisition) to December 31,
    1992.



     Effective December 31, 1993 the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, fixed income securities classified as available for sale are carried at fair value. The net effect of adoption of this SFAS increased shareholder's equity at December 31, 1993 by $693 thousand, and did not have a material impact on net income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion highlights significant factors influencing results of operations and financial position of Glenbrook Life and Annuity Company (the "Company"). It should be read in conjunction with the financial statements and related notes.

     The Company, which is wholly owned by Allstate Life Insurance Company ("ALIC"), markets life insurance contracts and annuity products through banks and broker-dealers.

     The Company and ALIC entered into a reinsurance agreement effective on June 5, 1992. All business issued subsequent to that date is ceded to ALIC. Life insurance in force prior to that date is ceded to non-affiliated reinsurers. The Company's results of operations relate to the investment of those assets of the Company that are not transferred to ALIC under the reinsurance agreement.

     Separate Account assets and liabilities are carried at fair value in the statements of financial position. The Separate Account investment portfolios were initially funded with a $10.0 million seed money contribution from the Company in 1995. Investment income and realized gains and losses of the Separate Accounts, other than the portion related to the Company's participation, accrue directly to the contractholders and, therefore, are not included in the Company's statements of operations.

RESULTS OF OPERATIONS

                                                                 1996       1995       1994
                                                                -------    -------    -------
                                                                      ($ IN THOUSANDS)
Net investment income.......................................    $ 3,774    $ 3,996    $ 2,017
                                                                =======    =======    =======
Realized capital gains, after tax...........................         --    $   298    $    --
                                                                =======    =======    =======
Net income..................................................    $ 2,435    $ 2,879    $ 1,294
                                                                =======    =======    =======
Fixed income securities, at amortized cost..................    $46,925    $44,112    $51,527
                                                                =======    =======    =======


     Net income decreased by $444 thousand or 15.4% in 1996 to $2.4 million due to decreases in net investment income and realized capital gains. The $1.6 million increase in net income in 1995 reflects the increase in net investment income and realized capital gains.



     As a result of the reinsurance agreement, the Company's results of operations include only investment income earned on its investment portfolio. Net investment income in 1996 decreased 5.6% or $222 thousand to $3.8 million compared to $4.0 million in 1995. The decrease reflects the impact of the Company's $10.0 million original investment in the variable funds of the Separate Account, whose assets are invested predominantly in equity securities. The dividend yield on the variable funds is significantly below the level of interest earned on fixed income securities in which the $10.0 million was invested prior to the fourth quarter of 1995. This decrease in income was partially offset by additional investment income earned on the higher base of investments arising from positive cash flows from operating activities in 1996. Net investment income increased $2.0 million in 1995 due to an increased level of investments and a $40.0 million capital contribution received from ALIC in the third quarter of 1994.


Realized capital gains after tax of $298 thousand in 1995 were the result of sales of investments to fund the Company's participation in the Separate Accounts.

FINANCIAL POSITION

                                                                   1996          1995
                                                                ----------    ----------
                                                                    ($ IN THOUSANDS)
Fixed income securities, at fair value......................    $   49,389    $   48,815
                                                                ==========    ==========
Short-term investments......................................    $    1,287    $    2,102
                                                                ==========    ==========
Separate Account assets.....................................    $  272,420    $   15,578
                                                                ==========    ==========
Contractholder funds........................................    $2,060,419    $1,340,925
                                                                ==========    ==========
Reinsurance recoverable from ALIC...........................    $2,060,419    $1,340,925
                                                                ==========    ==========
Separate Account liabilities................................    $  260,290    $    5,048
                                                                ==========    ==========

     The Company's fixed income securities portfolio consists of publicly traded corporate bonds, mortgage-backed securities and U.S. government bonds. The Company generally holds its fixed income securities for the long term, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management. At December 31, 1996, net unrealized capital gains on the fixed income securities portfolio totaled $4.3 million compared to $5.2 million as of December 31, 1995. The decrease in the unrealized gain position is primarily attributable to rising interest rates, partially offset by an increase in unrealized gains on the Company's participation in the Separate Account.

     All of the Company's fixed income securities portfolio is rated investment grade, with a National Association of Insurance Commissioners ("NAIC") rating of 1 or a Moody's rating of Aaa, Aa or A.

     At December 31, 1996 and 1995, $16.4 million and $19.2 million, respectively, of the fixed income portfolio were invested in mortgage-backed securities ("MBS"). At December 31, 1996, all of the MBS were investment grade and have underlying collateral that is guaranteed by U.S. government entities.

     MBS, however, are subject to interest rate risk as the duration and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. The Company attempts to limit interest rate risk by purchasing MBS whose cost does not significantly exceed par value, and with repayment protection to provide a more certain cash flow to the Company. At December 31, 1996, the amortized cost of the MBS portfolio was below par value by $402 thousand.

     The Company closely monitors its fixed income portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

     The Company's short-term investment portfolio was $1.3 million and $2.1 million at December 31, 1996 and 1995, respectively. The Company invests all available cash balances in taxable and tax-exempt short-term securities having a final maturity date or redemption date of one year or less.

     During 1996, contractholder funds and amounts recoverable from ALIC under the reinsurance agreement increased by $719.5 million. The increases resulted from sales of the Company's flexible premium deferred annuities, interest credited to contractholders, and sales of single premium life insurance policies, partially offset by surrenders, withdrawals and death benefits. Reinsurance recoverable from ALIC relates to contract benefit obligations ceded to ALIC.

     Separate Account assets increased by $256.8 million and Separate Account liabilities increased by $255.2 million as compared with December 31, 1995. The increases were attributable to increased sales of flexible premium deferred variable annuity contracts and the favorable investment performance of the Separate Account investment portfolios, partially offset by variable annuity contract charges, surrenders and withdrawals.

LIQUIDITY AND CAPITAL RESOURCES

     ALIC authorized a $20.0 million capital contribution to the Company in 1996, which the Company received in January 1997.

     Under the terms of intercompany reinsurance agreements, assets of the Company that relate to insurance in force, excluding Separate Account assets, are transferred to ALIC, which maintains the investment portfolios supporting the Company's products.


     The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for life insurance companies establishes capital requirements relating to insurance risk, business risk, asset risk and interest rate risk. At December 31, 1996, RBC for the Company was significantly above a level that would require regulatory action.


PENDING ACCOUNTING STANDARD

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities." This standard distinguishes between transfers of financial assets as sales versus financing transactions based upon relinquishment of control and addresses the accounting for securitizations, securities lending, repurchase agreements and insubstance defeasance transactions. The requirements of this statement that were effective on January 1, 1997 were adopted and are not expected to have a material impact on the results of operations or financial position of the Company.


                                  COMPETITION



     The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance and annuities. There are approximately 1,700 stock, mutual and other types of insurers in business in the United States. Several independent rating agencies regularly evaluate life insurer's claims-paying ability, quality of investments and overall stability. A.M. Best Company assigns A+ (Superior) to Allstate Life which automatically reinsures all net business of the Company. A.M. Best Company also assigns the Company the rating of A+(r) because the Company automatically reinsures all business with Allstate Life. Standard & Poor's Insurance Rating Services assigns AA+ (Excellent) to the Company's claims-paying ability and Moody's assigns an Aa3 (Excellent) financial stability rating to the Company. The Company shares the same ratings of its parent, Allstate Life Insurance Company. These ratings do not relate to the investment performance of the Variable Account.


                                   EMPLOYEES


     As of December 31, 1996, Glenbrook Life and Annuity Company had approximately 123 employees at its Home Office in Northbrook, Illinois.

                                   PROPERTIES


     The Company occupies office space provided by Allstate Insurance Company, in Northbrook, Illinois. Expenses associated with these offices are allocated on a direct and indirect basis to the Company.


                          STATE AND FEDERAL REGULATION

     The insurance business of the Company is subject to comprehensive and detailed regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

     Under insurance guaranty fund law, in most states, insurers doing business therein can be assessed up to prescribed limits for contract owner losses incurred as a result of company insolvencies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

     In addition, several states, including Illinois, regulate affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

     Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the securities and insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

     The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations).


LOUIS G. LOWER, II, 51, Chief Executive Officer and Chairman of the Board
(1995)*



     Also Director (1986-Present) and Senior Vice President (1995-Present) of Allstate Insurance Company; Director (1991-Present) of Allstate Life Financial Services, Inc.; Director (1986-Present) and President (1990-Present) Allstate Life Insurance Company; Director (1983-Present) and Chairman of the Board (1990-Present) of Allstate Life Insurance Company of New York; Director (1990-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present), Chairman of the Board of Directors and President (1990-1995) of Glenbrook Life Insurance Company; Director and Chairman of the Board (1995-Present) of Laughlin Group Holdings, Inc.; Director and Chairman of the Board of Directors and Chief Executive Officer (1989-Present) Lincoln Benefit Life Company; Director (1986-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Northbrook Life Insurance Company; and Chairman of the Board of Directors and Chief Executive Officer (1995-Present) Surety Life Insurance Company.



PETER H. HECKMAN, 51, President, Chief Operating Officer and Director (1996)*



     Also Director and Vice President (1988-Present) of Allstate Life Insurance Company; Director (1990-1996), Vice President (1989-Present), Allstate Life Insurance Company of New York; Director (1991-1993) of Allstate Life Financial Services, Inc.; Director (1990-Present), President and Chief Operating Officer (1996-Present), and Vice President (1990-1996), Glenbrook Life Insurance Company; Director (1995-Present) and Vice Chairman of the Board (1996-Present) Laughlin Group Holdings, Inc.; Director (1990-Present) and Vice Chairman of the Board (1996-Present) Lincoln Benefit Life Company; Director (1988-Present) President and Chief Operating Officer (1996-Present), and was Vice President (1989-1996), Northbrook Life Insurance Company; and Director (1995-Present) and Vice Chairman of the Board (1996-Present) Surety Life Insurance Company.



MICHAEL J. VELOTTA, 50, Vice President, Secretary, General Counsel, and Director
(1992)*



     Also Director and Secretary (1993-Present) of Allstate Life Financial Services, Inc.; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company of New York; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Glenbrook Life Insurance Company; Director and Secretary (1995-Present) Laughlin Group Holdings, Inc.; Director (1992-Present) and Assistant Secretary (1995-Present) Lincoln Benefit Life Company; Director (1992-Present) Vice

President, Secretary and General Counsel (1993-Present) Northbrook Life Insurance Company; and Director and Assistant Secretary (1995-Present) Surety Life Insurance Company.



JOHN R. HUNTER, 41, Director (1996)*



     Also Assistant Vice President (1990-Present) Allstate Life Insurance Company; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1996-Present) Glenbrook Life Insurance Company; and Director (1994-Present) and Assistant Vice President (1990-Present) Northbrook Life Insurance Company.



G. CRAIG WHITEHEAD, 50, Senior Vice President and Director (1995)*



     Also Assistant Vice President (1991-Present) Allstate Life Insurance Company; Director (1994-Present) Assistant Vice President (1991-Present) Glenbrook Life Insurance Company; Assistant Vice President (1992-Present) Secretary (1995) Glenbrook Life and Annuity Company; Director (1995-Present) Laughlin Group Holdings, Inc.



MARLA G. FRIEDMAN, 43, Vice President (1996)*



     Also Director (1991-Present) and Vice President (1988-Present) Allstate Life Insurance Company; Director (1993-1996) Allstate Life Financial Services, Inc.; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1991-1996), President and Chief Operating Officer (1995-1996) and Vice President (1990-1995) and (1996-Present) Glenbrook Life Insurance Company; Director and Vice Chairman of the Board (1995-1996) Laughlin Group Holdings, Inc.; and Director (1989-1996), President and Chief Operating Officer (1995-1996) and Vice President (1996-Present) Northbrook Life Insurance Company.



KEVIN R. SLAWIN, 39, Vice President (1996)*



     Also Assistant Vice President and Assistant Treasurer (1995-1996) Allstate Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Allstate Financial Services, Inc.; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company of New York; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Glenbrook Life Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Laughlin Group Holdings, Inc.; Director (1996-Present) Lincoln Benefit Life Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Northbrook Life Insurance Company; Director (1996-Present) Surety Life Insurance Company; and Assistant Treasurer and Director (1994-1995) Sears Roebuck and Co.; and Treasurer and First Vice President (1986-1994) Sears Mortgage Corporation.



CASEY J. SYLLA, 53, Chief Investment Officer (1995)*



     Also Director (1995-Present) Senior Vice President and Chief Investment Officer (1995-Present) Allstate Insurance Company; Director (1995-Present) Chief Investment Officer (1995-Present) Allstate Life Insurance Company; Chief Investment Officer (1995-Present) Allstate Life Insurance Company of New York; Chief Investment Officer (1995-Present) Glenbrook Life Insurance Company; and Director and Chief Investment Officer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Senior Vice President and Executive Officer -- Investments (1992-1995) of Northwestern Mutual Life Insurance Company.



JAMES P. ZILS, 46, Treasurer (1995)*



     Also Vice President and Treasurer (1995-Present) Allstate Insurance Company; Treasurer (1995-Present) Allstate Life Financial Services, Inc.; Treasurer (1995-Present) Allstate Life Insurance Company; Treasurer (1995-Present) Allstate Life Insurance Company of New York; Treasurer (1995-Present) Glenbrook Life Insurance Company; Treasurer (1995-Present) Laughlin Group Holdings, Inc.; and Treasurer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Vice President of Allstate Life Insurance Company. Prior to 1993 he held various management positions.


* Date elected/appointed to current office.

                             EXECUTIVE COMPENSATION


     Executive officers of the Company also serve as officers of Allstate Life and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company. However, no officer's compensation allocated to the Company exceeded $100,000. The allocated cash compensation of all officers of the Company as a group for services rendered in all capacities to the Company during 1996 totalled $3,965.52. Directors of the Company receive no compensation in addition to their compensation as employees of the Company.

SUMMARY COMPENSATION TABLE
(ALLSTATE LIFE INSURANCE CO.)


                                                                                                   LONG TERM
                                                                                                 COMPENSATION
                                                                                             ---------------------
                                      ANNUAL COMPENSATION                               AWARDS                    PAYOUTS
                                  ----------------------------                  -----------------------   -----------------------
              (A)                 (B)       (C)         (D)          (E)           (F)           (G)        (H)         (I)
                                                                                             SECURITIES
                                                                                RESTRICTED   UNDERLYING     LTIP      ALL OTHER
                                                                 OTHER ANNUAL     STOCK       OPTIONS/    PAYOUTS    COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)    BONUS($)   COMPENSATION    AWARD(S)     SARS(#)       ($)          ($)
  ---------------------------     ----   ---------    --------   ------------   ----------   ----------   -------    ------------
Louis G. Lower, II..............  1996    $436,800    $246,781     $10,246              0     $18,258            0     $5,250(1)
Chief Executive Officer and       1995    $416,000    $266,175     $17,044       $199,890         N/A     $411,122     $5,250(1)
Chairman of the Board of
  Directors                       1994    $389,050    $ 43,973     $26,990       $170,660         N/A            0     $1,890(1)


---------------


(1) Amount received by Mr. Lower which represents the value allocated to his account from employer contributions under The Savings and Profit Sharing Fund of Allstate Employees and prior to 1996, to The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.


     Shares of the Company and Allstate Life are not directly owned by any director or officer of the Company. The percentage of shares of The Allstate Corporation beneficially owned by any director, and by all directors and officers of the Company as a group, does not exceed one percent of the class outstanding.

                               LEGAL PROCEEDINGS

     From time to time the Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company.

                                    EXPERTS


     The financial statements of the Variable Account incorporated by reference in this prospectus, and the financial statements and financial statement schedule of the Company included in this prospectus have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, IL 60601-6779, independent auditors, as stated in their reports appearing herein and incorporated by reference in this prospectus, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS


     Sutherland, Asbill & Brennan, L.L.P. of Washington, D.C. has provided advice on certain legal matters relating to the federal securities laws applicable to the issue and sale of the Contracts. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and the Company's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
GLENBROOK LIFE AND ANNUITY COMPANY:

     We have audited the accompanying Statements of Financial Position of Glenbrook Life and Annuity Company (the "Company") as of December 31, 1996 and 1995, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1996. Our audits also included Schedule IV -- Reinsurance. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Glenbrook Life and Annuity Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV --Reinsurance, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ DELOITTE & TOUCHE LLP



Chicago, Illinois
February 21, 1997

                       GLENBROOK LIFE AND ANNUITY COMPANY

                        STATEMENTS OF FINANCIAL POSITION

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
                                                                 ($ IN THOUSANDS)
Assets
  Investments
    Fixed income securities, at fair value (amortized cost
      $46,925 and $44,112)..................................  $   49,389   $   48,815
    Short-term..............................................       1,287        2,102
                                                              ----------   ----------
         Total investments..................................      50,676       50,917
    Reinsurance recoverable from Allstate Life Insurance
      Company...............................................   2,060,419    1,340,925
    Cash....................................................      --              264
    Net receivable from affiliates..........................      19,206       --
    Other assets............................................       2,049        2,021
    Separate Accounts.......................................     272,420       15,578
                                                              ----------   ----------
         Total assets.......................................  $2,404,770   $1,409,705
                                                              ==========   ==========
Liabilities
  Contractholder funds......................................  $2,060,419   $1,340,925
  Income taxes payable......................................         653        1,637
  Deferred income taxes.....................................       1,528        1,828
  Net payable to affiliates.................................      --              255
  Separate Accounts.........................................     260,290        5,048
                                                              ----------   ----------
         Total liabilities..................................   2,322,890    1,349,693
                                                              ----------   ----------
Shareholder's Equity
  Common stock, $500 par value, 4,200 shares authorized,
    issued, and outstanding.................................       2,100        2,100
  Additional capital paid-in................................      69,641       49,641
  Unrealized net capital gains..............................       2,790        3,357
  Retained income...........................................       7,349        4,914
                                                              ----------   ----------
         Total shareholder's equity.........................      81,880       60,012
                                                              ----------   ----------
         Total liabilities and shareholder's equity.........  $2,404,770   $1,409,705
                                                              ==========   ==========

                            STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                              ------   ------   ------
                                                                  ($ IN THOUSANDS)
Revenues
  Net investment income.....................................  $3,774   $3,996   $2,017
  Realized capital gains and losses.........................    --        459     --
                                                              ------   ------   ------
Income before income tax expense............................   3,774    4,455    2,017
Income tax expense..........................................   1,339    1,576      723
                                                              ------   ------   ------
Net income..................................................  $2,435   $2,879   $1,294
                                                              ======   ======   ======

                       See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                   YEAR ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1996       1995       1994
                                                                -------    -------    -------
                                                                      ($ IN THOUSANDS)
Common stock................................................    $ 2,100    $ 2,100    $ 2,100
                                                                -------    -------    -------
Additional capital paid-in
Balance, beginning of year..................................     49,641     49,641      9,641
Capital contributions.......................................     20,000         --     40,000
                                                                -------    -------    -------
Balance, end of year........................................     69,641     49,641     49,641
                                                                -------    -------    -------
Unrealized net capital gains
Balance, beginning of year..................................      3,357     (1,118)       693
Net (decrease) increase.....................................       (567)     4,475     (1,811)
                                                                -------    -------    -------
Balance, end of year........................................      2,790      3,357     (1,118)
                                                                -------    -------    -------
Retained Income
Balance, beginning of year..................................      4,914      2,035        741
Net income..................................................      2,435      2,879      1,294
                                                                -------    -------    -------
Balance, end of year........................................      7,349      4,914      2,035
                                                                -------    -------    -------
Total shareholder's equity..................................    $81,880    $60,012    $52,658
                                                                =======    =======    =======

                            STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------    --------    --------
                                                                       ($ IN THOUSANDS)
Cash flows from operating activities
  Net income................................................    $ 2,435    $  2,879    $  1,294
  Adjustments to reconcile net income to net cash provided
    by operating activities
    Change in deferred income taxes.........................          4         (39)         71
    Realized capital gains and losses.......................      --           (459)      --
    Changes in other operating assets and liabilities.......       (510)      1,217        (251)
                                                                -------    --------    --------
       Net cash provided by operating activities............      1,929       3,598       1,114
                                                                -------    --------    --------
Cash flows from investing activities
  Fixed income securities
    Proceeds from sales.....................................      --          7,836       --
    Investment collections..................................      2,891       1,568         649
    Investment purchases....................................     (5,667)     (1,491)    (42,729)
  Participation in Separate Accounts........................       (232)    (10,069)      --
  Change in short-term investments, net.....................        815      (1,178)        667
                                                                -------    --------    --------
       Net cash used in investing activities................     (2,193)     (3,334)    (41,413)
                                                                -------    --------    --------
Cash flows from financing activities
  Capital contribution......................................      --          --         40,000
                                                                -------    --------    --------
       Net cash provided by financing activities............      --          --         40,000
                                                                -------    --------    --------
Net (decrease) increase in cash.............................       (264)        264        (299)
Cash at beginning of year...................................        264       --            299
                                                                -------    --------    --------
Cash at end of year.........................................    $ --       $    264    $  --
                                                                =======    ========    ========
Supplemental disclosure of cash flow information
Noncash financing activity:
  Capital contribution receivable from Allstate Life
    Insurance Company.......................................    $20,000    $  --       $  --
                                                                =======    ========    ========

                       See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

1.  GENERAL

BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of Glenbrook Life and Annuity Company (the "Company"), a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution"). These financial statements have been prepared in conformity with generally accepted accounting principles.

     To conform with the 1996 presentation, certain items in the prior years' financial statements and notes have been reclassified.

NATURE OF OPERATIONS

     The Company markets interest-sensitive life insurance and various annuity products in the United States through banks and broker-dealers. Annuities include deferred annuities, such as variable annuities and fixed rate flexible premium annuities. The Company has entered into exclusive distribution arrangements with management investment companies to market its variable annuity contracts.

     Annuity and life insurance contracts issued by the Company are subject to discretionary withdrawal or surrender by the contractholder, subject to applicable surrender charges. These contracts are reinsured with ALIC (see Note
3), which invests premiums and deposits to create cash flows that will fund future benefits and expenses. In order to support competitive credited rates, ALIC adheres to a basic philosophy of matching assets with related liabilities to limit interest rate risk, while maintaining adequate liquidity and a prudent and diversified level of credit risk.

     The Company monitors economic and regulatory developments which have the potential to impact its business. There continues to be proposed federal legislation and regulation which would allow banks greater participation in securities and insurance businesses, which could present an increased level of competition for sales of the Company's annuity contracts. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the market for these products.

     The Company is authorized to sell life and annuity products in all states except New York, as well as the District of Columbia. The top geographic locations for statutory premiums earned are Florida, California, Pennsylvania, Michigan, Oregon, Texas and Georgia for the year ended December 31, 1996. No other jurisdiction accounted for more than 5% of statutory premiums. All premiums and contract charges are ceded to ALIC under reinsurance agreements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

     Fixed income securities include bonds and mortgage-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, is reflected as a component of shareholder's equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses.

     Short-term investments are carried at cost which approximates fair value.

     Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed securities is determined on the effective yield method, based on the estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

RECOGNITION OF PREMIUM REVENUE AND CONTRACT CHARGES

Revenues on interest-sensitive life insurance contracts are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on annuities, which are considered investment contracts, include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balances.

REINSURANCE

The Company and ALIC entered into a reinsurance agreement effective on June 5, 1992. All business issued subsequent to that date is ceded to ALIC. Life insurance in force prior to that date is ceded to non-affiliated reinsurers. Contract charges and credited interest are ceded and shown net of such cessions in the statements of operations. Under the reinsurance agreement with ALIC, all premiums and

                       GLENBROOK LIFE AND ANNUITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) deposits are transferred to ALIC. The amounts shown in the Company's statements of operations relate to the investment of those assets of the Company that are not transferred to ALIC under the reinsurance agreement. Reinsurance recoverable and contractholder funds are reported separately in the statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

INCOME TAXES

     The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities and the enacted tax regulations. Deferred income taxes also arise from unrealized capital gains or losses on fixed income securities carried at fair value.

SEPARATE ACCOUNTS

     During 1995, the Company began issuing flexible premium deferred variable annuity contracts, the assets and liabilities of which are legally segregated and shown in the accompanying statements of financial position as assets and liabilities of the Separate Accounts (Glenbrook Life and Annuity Company Variable Annuity Account and Glenbrook Life and Annuity Company Separate Account
A), unit investment trusts registered with the Securities and Exchange
Commission.

     Assets of the Separate Accounts, including the Company's ownership interest ("Participation"), are invested in funds of management investment companies and are carried at fair value. Unrealized gains and losses on the Company's Participation, net of deferred income taxes, is shown as a component of shareholder's equity. Investment income and realized capital gains and losses arising from the Participation are included in the Company's statements of operations. At December 31, 1996 and 1995, the Participation amounted to $12,130 and $10,530, respectively. The Company intends to liquidate its Participation during 1997.

     Investment income and realized capital gains and losses of the Separate Accounts, other than the portion related to the Participation, accrue directly to the contractholders and, therefore, are not included in the accompanying statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administrative fees and mortality and expense risk charges, which are ceded to ALIC.

CONTRACTHOLDER FUNDS

     Contractholder funds arise from the issuance of individual or group contracts that include an investment component, including most annuities and interest-sensitive life insurance. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. Credited interest rates on contractholder funds ranged from 3.15% to 7.45% for those contracts with fixed interest rates and from 4.25% to 7.90% for those with flexible rates during 1996.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.  RELATED PARTY TRANSACTIONS

REINSURANCE

     Contract charges ceded to ALIC under reinsurance agreements were $4,254, $1,523 and $409 in 1996, 1995, and 1994, respectively. Credited interest, policy benefits and expenses ceded to ALIC amounted to $113,703, $71,905, and $26,177 in 1996, 1995, and 1994, respectively. Investment income earned on the assets which support contractholder funds is not included in the Company's financial statements as those assets are owned and managed by ALIC under the terms of the reinsurance agreements.

BUSINESS OPERATIONS

     The Company utilizes services and business facilities owned or leased, and operated by AIC in conducting its business activities. The Company reimburses AIC for the operating expenses incurred by AIC on behalf of the Company. The cost to the Company is determined by various allocation methods and is primarily related to the level of services provided. Operating expenses, including compensation and retirement and other benefit programs, allocated to the Company were $759, $348 and $271 in 1996, 1995 and 1994, respectively. Of these costs, the Company retains investment related expenses. All other costs are ceded to ALIC under reinsurance agreements.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

3.  RELATED PARTY TRANSACTIONS (CONTINUED)
LAUGHLIN GROUP

     Laughlin Group, Inc. ("Laughlin") is an indirect wholly owned subsidiary of ALIC. Laughlin markets certain of the Company's flexible premium deferred variable annuity contracts and flexible premium deferred fixed annuity contracts. Sales commissions paid to Laughlin and ceded to ALIC were $8,623 during 1996 and $3,439 subsequent to the Laughlin acquisition in September 1995. The Company had a receivable of $850 from Laughlin at December 31, 1996, which is included in net receivable from affiliates in the statements of financial position.

4.  INVESTMENTS

FAIR VALUES

     The amortized cost, gross unrealized gains and losses and fair value for fixed income securities are as follows:

                                                                              (GROSS UNREALIZED)
                                                              AMORTIZED      --------------------       FAIR
                                                                COST         GAINS       (LOSSES)       VALUE
                                                              ---------      ------      --------      -------
AT DECEMBER 31, 1996
U.S. government and agencies................................   $24,265       $1,722        $ (3)       $25,984
Corporate...................................................     6,970           96         (15)         7,051
Mortgage-backed securities..................................    15,690          664          --         16,354
                                                               -------       ------        ----        -------
  Total.....................................................   $46,925       $2,482        $(18)       $49,389
                                                               =======       ======        ====        =======
AT DECEMBER 31, 1995
U.S. government and agencies................................   $24,722       $3,470        $ --        $28,192
Corporate...................................................     1,304          120          --          1,424
Mortgage-backed securities..................................    18,086        1,113          --         19,199
                                                               -------       ------        ----        -------
  Total.....................................................   $44,112       $4,703        $ --        $48,815
                                                               =======       ======        ====        =======

SCHEDULED MATURITIES

     The scheduled maturities for fixed income securities at December 31, 1996 are as follows:

                                                              AMORTIZED    FAIR
                                                                COST       VALUE
                                                              ---------   -------
Due in one year or less.....................................   $ --       $ --
Due after one year through five years.......................     --         --
Due after five years through ten years......................    22,395     23,325
Due after ten years.........................................     8,840      9,710
                                                               -------    -------
                                                                31,235     33,035
Mortgage-backed securities..................................    15,690     16,354
                                                               -------    -------
  Total.....................................................   $46,925    $49,389
                                                               =======    =======

     Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

NET INVESTMENT INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                              ------   ------   ------
Fixed income securities.....................................  $3,478   $3,850   $1,984
Short-term..................................................     126      113       48
Participation in Separate Accounts..........................     232       69     --
                                                              ------   ------   ------
  Investment income, before expense.........................   3,836    4,032    2,032
  Investment expense........................................      62       36       15
                                                              ------   ------   ------
  Net investment income.....................................  $3,774   $3,996   $2,017
                                                              ======   ======   ======

                       GLENBROOK LIFE AND ANNUITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

4.  INVESTMENTS (CONTINUED)
PROCEEDS FROM SALES OF FIXED INCOME SECURITIES AND REALIZED CAPITAL GAINS

     There were no sales of investments in 1996 or 1994. In 1995, proceeds from sales of investments in fixed income securities were $7,836. These sales resulted in gross realized gains of $459 and related income taxes of $161.

UNREALIZED NET CAPITAL GAINS AND LOSSES

     Unrealized net capital gains and losses on fixed income securities and the Company's participation in the Separate Accounts included in shareholder's equity at December 31, 1996 are as follows:

                                                                                    UNREALIZED
                                                              AMORTIZED    FAIR        NET
                                                                COST       VALUE      GAINS
                                                              ---------   -------   ----------
Fixed income securities.....................................   $46,925    $49,389    $ 2,464
Participation in Separate Accounts..........................    10,301     12,130      1,829
                                                               -------    -------    -------
  Total.....................................................   $57,226    $61,519      4,293
                                                               =======    =======
Deferred income taxes.......................................                          (1,503)
                                                                                     -------
Unrealized net capital gains................................                         $ 2,790
                                                                                     =======

CHANGE IN UNREALIZED NET CAPITAL GAINS AND LOSSES

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1995      1994
                                                              -------   -------    ----
Fixed income securities.....................................  $(2,239)  $ 6,423   $(2,786)
Participation in Separate Accounts..........................    1,368       461     --
Deferred income taxes.......................................      304    (2,409)      975
                                                              -------   -------   -------
  Change in unrealized net capital gains and losses.........  $  (567)  $ 4,475   $(1,811)
                                                              =======   =======   =======

SECURITIES ON DEPOSIT

     At December 31, 1996, fixed income securities with a carrying value of $9,105 were on deposit with regulatory authorities as required by law.

5.  FINANCIAL INSTRUMENTS

     In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's assets (including reinsurance recoverable) and liabilities (including deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, including accrued investment income and cash, are generally of a short-term nature. It is assumed that their carrying value approximates fair value.

FINANCIAL ASSETS

                                                                          AT DECEMBER 31,
                                                              ----------------------------------------
                                                                     1996                  1995
                                                              -------------------   ------------------
                                                              CARRYING     FAIR     CARRYING    FAIR
                                                               VALUE      VALUE      VALUE      VALUE
                                                              --------   --------   --------   -------
Fixed income securities.....................................  $ 49,389   $ 49,389   $48,815    $48,815
Short-term investments......................................     1,287      1,287     2,102      2,102
Separate Accounts...........................................   272,420    272,420    15,578     15,578

     Fair values for fixed income securities are based on quoted market prices. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value. Assets of the Separate Accounts are carried in the statements of financial position at fair value.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

5.  FINANCIAL INSTRUMENTS (CONTINUED)
FINANCIAL LIABILITIES

                                                                              AT DECEMBER 31,
                                                             -------------------------------------------------
                                                                      1996                      1995
                                                             -----------------------   -----------------------
                                                              CARRYING       FAIR       CARRYING       FAIR
                                                               VALUE        VALUE        VALUE        VALUE
                                                             ----------   ----------   ----------   ----------
Contractholder funds on investment contracts...............  $2,059,642   $1,949,329   $1,340,925   $1,282,248
Separate Accounts..........................................     260,290      260,290        5,048        5,048

     The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Separate Account liabilities are carried at the fair value of the underlying assets.

6.  INCOME TAXES

     The Company will file a separate federal income tax return and is not a party to any tax sharing agreements in the current tax year.

     Prior to the Distribution, the Corporation and all of its domestic subsidiaries including the Company (the "Allstate Group") joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Company filed a separate return, except that items such as net operating losses, capital losses or similar items, which might not be recognized in a separate return, were allocated according to the Tax Sharing Agreement.

     The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Tax Sharing Agreement with respect to the Company's federal income tax liability.

     The Company will be eligible for inclusion in the consolidated federal income tax return of the Corporation and its subsidiaries in 1997.

     The components of the deferred income tax liability at December 31, 1996 and 1995 are as follows:

                                                              AT DECEMBER 31,
                                                              ---------------
                                                               1996     1995
                                                              ------   ------
Unrealized net capital gains on fixed income securities.....  $1,503   $1,807
Difference in tax bases of investments......................      25       21
                                                              ------   ------
  Total deferred liability..................................  $1,528   $1,828
                                                              ======   ======

     The components of income tax expense are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1996      1995     1994
                                                              -------   -------   -----
Current.....................................................   $1,335    $1,615    $652
Deferred....................................................        4       (39)     71
                                                               ------    ------    ----
  Total income tax expense..................................   $1,339    $1,576    $723
                                                               ======    ======    ====


     The Company paid income taxes of $2,597, $874 and $57 in 1996, 1995 and 1994, respectively. The Company had income taxes payable of $653 and $1,637 at December 31, 1996 and 1995, respectively.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

7.  STATUTORY FINANCIAL INFORMATION

     The following tables reconcile net income and shareholder's equity as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                                     NET INCOME
                                                              ------------------------
                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                              ------   ------   ------
Balance per generally accepted accounting principles........  $2,435   $2,879   $1,294
  Deferred income taxes.....................................       4      (39)      71
  Unrealized gain on participation in Separate Accounts.....   1,368     --       --
  Non-admitted assets and statutory reserves................     (50)    (171)     (80)
                                                              ------   ------   ------
Balance per statutory accounting practices..................  $3,757   $2,669   $1,285
                                                              ======   ======   ======

                                                              SHAREHOLDER'S EQUITY
                                                              ---------------------
                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                                1996        1995
                                                              ---------   ---------
Balance per generally accepted accounting principles........    $81,880     $60,012
  Deferred income taxes.....................................      1,528       1,828
  Unrealized gain/loss on fixed income securities...........     (2,464)     (4,703)
  Non-admitted assets and statutory reserves................     (3,751)     (1,419)
  Other.....................................................     (1,499)     (1,413)
                                                                -------     -------
Balance per statutory accounting practices..................    $75,694     $54,305
                                                                =======     =======

PERMITTED STATUTORY ACCOUNTING PRACTICES

     The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Illinois Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus or risk-based capital.

DIVIDENDS

     The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. The payment of shareholder dividends by insurance companies without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that the Company can distribute during 1997 without prior approval of the Illinois Department of Insurance is $7,359.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                           SCHEDULE IV -- REINSURANCE

                                ($ IN THOUSANDS)

                                                              GROSS              NET
                                                              AMOUNT   CEDED    AMOUNT
                                                              ------   -----    ------
YEAR ENDED DECEMBER 31, 1996
Life insurance in force.....................................  $2,436   $2,436    $--
                                                              ======   ======    ===
Premiums and contract charges:
  Life and annuities........................................  $4,254   $4,254    $--
                                                              ======   ======    ===

                                                              GROSS              NET
                                                              AMOUNT   CEDED    AMOUNT
                                                              ------   -----    ------
YEAR ENDED DECEMBER 31, 1995
Life insurance in force.....................................  $1,250   $1,250    $--
                                                              ======   ======    ===
Premiums and contract charges:
  Life and annuities........................................  $6,571   $6,571    $--
                                                              ======   ======    ===

                                                              GROSS              NET
                                                              AMOUNT   CEDED    AMOUNT
                                                              ------   -----    ------
YEAR ENDED DECEMBER 31, 1994
Life insurance in force.....................................  $1,250   $1,250    $--
                                                              ======   ======    ===
Premiums and contract charges:
  Life and annuities........................................  $ 409    $  409    $--
                                                              ======   ======    ===

                                   APPENDIX A

                            MARKET VALUE ADJUSTMENT

     The Market Value Adjustment is based on the following:

    I     =   the Treasury Rate for a maturity equal to the Sub-account's
              Guarantee Period for the week preceding the establishment of the Sub-account.
    N     =   the number of whole and partial years from the date we
              receive the withdrawal, or death benefit request, or from
              the Payout Start Date to the end of the Sub-account's
              Guarantee Period.
    J     =   the Treasury Rate for a maturity of length N for the week
              preceding the receipt of the withdrawal request, death
              benefit request, or income payment request. If a Note with a maturity of length N is not available, a weighted average
              will be used. If N is one year or less, J will be the 1-year
              Treasury Rate.

     Treasury Rate means the U.S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release H.15.

     The Market Value Adjustment factor is determined from the following formula:

              .9 X (I - J) X N

     Any transfer, withdrawal in excess of the free withdrawal amount, or death benefit paid from a Sub-account of the Fixed Account will be multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment.

                                  ILLUSTRATION

EXAMPLE OF MARKET VALUE ADJUSTMENT


Purchase Payment:                   $10,000
Guarantee Period:                   5 Years
Guaranteed Interest Rate:           4.50%
5 Year Treasury Rate at the time
the Sub-Account is established:     4.50%
Full Withdrawal:                    End of Contract Year 3


     NOTE: THIS ILLUSTRATION ASSUMES THAT PREMIUM TAXES WERE NOT APPLICABLE.

EXAMPLE 1: (ASSUMES DECLINING INTEREST RATES)


Step 1:  Calculate Account Value at End of Contract Year 3:
                 = 10,000.00 X (1.045)(3) = $11,411.66
Step 2:  Calculate the Free Withdrawal Amount:
                 = 10% X (10,000.00) = $1,000.00
Step 3:  Calculate the Withdrawal Charge:
                 = .05 X (10,000.00 - 1,000.00) = $450.00
Step 4:  Calculate the Market Value Adjustment:
                 I = 4.5%


                 J = 4.2%


                 N = 730 Days = 2
                     --------
                     365 days
Market Value Adjustment Factor: .9 X (I-J) X N
                 = .9 X (.045 - .042) X 2 = .0054
Market Value Adjustment = Factor X Amount Subject to Market Value Adjustment:
                 = .0054 X (11,411.66 - 1,000) = 56.22
Step 5: Calculate The Amount Received by Customers as a Result of a Full Withdrawal at the end of Contract Year 3:
                 = 11,411.66 - 450.00 + 56.22 = $11,017.88

EXAMPLE 2: (ASSUMES RISING INTEREST RATES)


Step 1:  Calculate Account Value at End of Contract Year 3:
                                      3
                 = 10,000.00 X (1.045)  = $11,411.66
Step 2:  Calculate the Free Withdrawal Amount
                 = 10% X (10,000.00) = $1,000.00
Step 3:  Calculate the Withdrawal Charge:
                 = .05 X (10,000.00 - 1,000.00) = $450.00
Step 4:  Calculate the Market Value Adjustment:
                 I = 4.5%


                 J = 4.8%


                 N = 730 Days = 2
                     --------
                     365 days
Market Value Adjustment Factor: .9 X (I-J) X N
                 = .9 X (.045 - .048) X 2 = -.0054
Market Value Adjustment = Factor X Amount Subject to Market Value Adjustment:
                 = -.0054 X ($11,411.66 - 1,000) = -56.22
Step 5:  Calculate The Net Withdrawal Value at End of Contract Year 3:
                 = 11,411.66 - 450.00 - 56.22 = $10,905.44

             STATEMENT OF ADDITIONAL INFORMATION: TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Additions, Deletions or Substitutions of Investments........    3
Reinvestment................................................    3
The Contract................................................    3
  Purchase of Contracts.....................................    3
  Performance Data..........................................    3
  Tax-free Exchanges (1035 Exchanges, Rollovers and
    Transfers)..............................................    5
  Premium Taxes.............................................    5
  Tax Reserves..............................................    5
Income Payments.............................................    5
  Calculation of Variable Annuity Unit Values...............    5
General Matters.............................................    6
  Incontestability..........................................    6
  Settlements...............................................    6
  Safekeeping of the Variable Account's Assets..............    6
Federal Tax Matters.........................................    6
  Introduction..............................................    6
  Taxation of Glenbrook Life and Annuity Company............    6
  Exceptions to the Non-Natural Owner Rule..................    6
  IRS Required Distribution at Death Rules..................    7
  Qualified Plans...........................................    7
  Types of Qualified Plans..................................    7
Separate Account A Variable Account Financial Statements....  F-1

                                   ORDER FORM

     Please send me a copy of the most recent Statement of Additional Information for the Glenbrook Life and Annuity Company Separate Account A.

---------------------------------        ------------------------------------------------------------
(Date)                                                             (Name)

                                         ------------------------------------------------------------
                                                              (Street Address)

                                         ------------------------------------------------------------
                                         (City)             (State)                   (Zip Code)

Send to:

Glenbrook Life and Annuity Company
Post Office Box 94039
Palatine, Illinois 60094-4039

Attention: Broker Dealer Distribution

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Pursuant to Item 511 of Regulation S-K, the Registrant hereby represents that the following expenses totaling approximately $72,841 will be incurred or are anticipated to be incurred in connection with the issuance and distribution of the securities to be registered: registration fees - $17,341; cost of printing and engraving - $50,000; legal fees - $5,000; and accounting fees $500. All amounts are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The By-Laws of Glenbrook Life and Annuity Company ("Registrant") which are incorporated herein by reference as Exhibit (3), provide that Registrant will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Registrant. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          EXHIBIT NO.         DESCRIPTION



          (1)       Form of Underwriting Agreement*


          (2)       Not Applicable


          (3)       (i)  Articles of Incorporation**

                    (ii) By-Laws**


          (4)       Form of Glenbrook Life and Annuity Company
                    Flexible Premium Deferred Variable Annuity***
                    Contract and Application**


          (5)       Opinion of General Counsel re: Legality****

          (6)       Not Applicable
          (7)       Not Applicable
          (8)       Not Applicable
          (9)       Not Applicable
          (10) Reinsurance Agreement between Glenbrook Life ** and Annuity Company and Allstate Life
                    Insurance Company**
          (11)      Not Applicable
          (12)      Not Applicable
          (14)      Not Applicable
          (15)      Not Applicable
          (16)      Not Applicable

          (21)      Not Applicable
          (23)(a)   Consent of Independent Public Accountants
          (23)(b)   Consent of Attorneys**

          (24)      Powers of Attorney

          (25)      Not Applicable
          (26)      Not Applicable



          (27)      Financial Data Schedule*****

          (28)      Not Applicable
          (99)      Resolution of Board of Directors



 * Previously filed in Form S-1 Registration Statement, No. 33-62193 dated March 22, 1996 and incorporated by reference.



** Previously filed in Form S-1 Registration Statement, No. 333-07275 dated June 28, 1996 and incorporated by reference.



*** Previously filed in Form N-4 Registration Statement, No. 33-62203 dated November 21, 1995, and incorporated by reference.



**** Previously filed in Form S-1 Registration Statement, No. 33-62193 dated August 28, 1995.



***** Previously filed in Registrant's Form 10-K filed on March 31, 1997.




ITEM 17.  UNDERTAKINGS.

          The undersigned registrant, Glenbrook Life and Annuity Company, hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with
                     respect to the plan of distribution not
               previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, Glenbrook Life and Annuity Company, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, in the Township of Northfield, State of Illinois, on the 26th day of March, 1997.


                                      GLENBROOK LIFE AND ANNUITY COMPANY
                                      (Registrant)

(SEAL)


   test: /s/BRENDA D. SNEED            By: /s/MICHAEL J. VELOTTA
         ----------------------            ----------------------
            Brenda D. Sneed                   Michael J. Velotta
            Assistant Secretary               Vice President, Secretary and
             and Assistant General Counsel     General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following Directors and Officers of Glenbrook Life and Annuity Company on the 26th day of March, 1997.


 */LOUIS G. LOWER, II          Chairman of the Board of Directors and
----------------------          Chief Executive Officer
   Louis G. Lower, II           (Principal Executive Officer)


/s/MICHAEL J. VELOTTA          Vice President, Secretary, General
----------------------          Counsel and Director
   Michael J. Velotta


 */PETER H. HECKMAN           President, Chief Operating Officer
----------------------          and Director
  Peter H. Heckman



 */JOHN R. HUNTER              Director
----------------------
   John R. Hunter




 */KEVIN R. SLAWIN             Vice President
----------------------         (Principal Financial Officer)
  Kevin R. Slawin



*/MARLA G. FRIEDMAN            Vice President
---------------------
  Marla G. Friedman


*/G. CRAIG WHITEHEAD           Senior Vice President and Director
----------------------
   G. Craig Whitehead


 */JAMES P. ZILS               Treasurer
----------------------
   James P. Zils



*/CASEY J. SYLLA               Chief Investment Officer
----------------------
   Casey J. Sylla



  */KEITH A. HAUSCHILDT        Assistant Vice President and Controller
----------------------         (Principal Accounting Officer)
    Keith A. Hauschildt




 */ By Michael J. Velotta, pursuant to Power of Attorney, filed herewith.

                               INDEX TO EXHIBITS

The following exhibits are filed herewith:


(1)           Form of Underwriting Agreement*
(2)           Not Applicable
(3)           Articles of Incorporation**
              By-Laws**
(4)           Form of Glenbrook Life and Annuity Company Flexible
              Premium Deferred Variable Annuity Contract and Application***
(5)           Opinion of General Counsel re: Legality****
(6)           Not Applicable
(7)           Not Applicable
(8)           Not Applicable
(9)           Not Applicable
(10)          Reinsurance Agreement between Glenbrook Life and
              Annuity Company and Allstate Life Insurance Company**
(11)          Not Applicable
(12)          Not Applicable
(14)          Not Applicable
(15)          Not Applicable
(16)          Not Applicable
(21)          Not Applicable
(23)(a)       Consent of Independent Public Accountants
(23)(b)       Consent of Attorneys**
(24)          Powers of Attorney
(25)          Not Applicable
(26)          Not Applicable
(27)          Financial Data Schedule *****
(28)          Not Applicable
(99)          Resolution of Board of Directors***



* Previously filed in Form S-1 Registration Statement, No. 33-62193 dated March 22, 1996 and incorporated by reference.


** Previously filed in Form S-1 Registration Statement, No. 333-07275 dated June 28, 1996.



*** Previously filed in Form N-4 Registration Statement, No. 33-62203 dated November 21, 1995 and incorporated by reference.



**** Previously filed in Form S-1 Registration Statement, No. 33-62193 dated August 28, 1995.




*****     Previously filed in Registrant's Form 10-K filed on March 31, 1997.